UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.           )

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West Pharmaceutical Services, Inc.

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CEO Letter

Dear Shareholders:

West continues to fulfill its mission of improving patient lives through the containment and delivery of injectable therapies—a mission that has guided our work for the past century and one that continues to be critical to the customers who rely upon our partnership and expertise to bring their innovative, new therapies to the patients that need them.

Our performance in 2022 was solid with an overall organic net sales growth of approximately 8% following the dynamic and accelerated growth of 2020 and 2021 generated by the COVID-19 pandemic. Now that the pandemic is under better control, we are seeing a return to our core baseline growth. We have continued with approximately $285 million in capital investments across our manufacturing network to meet the increased customer demand. I thank our team of more than 10,000 people across the globe that has delivered this sustained success during such a challenging period.

A highlight of 2022 was the initiation of our landmark collaboration with Corning to build the next generation of leading elastomer-glass containment system solutions. Together with the launch of the Daikyo CZ 2.25 mL insert needle syringe and the FDA approval of three drugs using our SmartDose® technology, these milestones demonstrate that West is continuing to invest and innovate to support our customers and the future needs of patients, setting the Company up for long-term growth.

I am proud to report that West has once again been recognized for our Environmental, Social and Governance (“ESG”) business practices with a MSCI AA rating; a listing in Newsweek’s Americas Most Responsible Companies for 2022; and a top 50 listing in Barron’s Most Sustainable Companies. We have made tremendous strides across the six priority areas of our ESG strategy and newly defined performance indicators, which we will outline in detail in our annual ESG Report this spring.

As our Company grows, so does our team. We welcomed 600 new team members over the course of the year and added new senior leaders including a Chief Quality Officer and a New Global Head of Corporate Development. In addition, we elected an 11th member to the Board of Directors—Stephen H. Lockhart, M.D., Ph.D., a board-certified anesthesiologist and former Chief Medical Officer of Sutter Health, whose contributions have already proven indispensable.

As in years past, the Management team has worked together with the Board of Directors to ensure the performance of our team is reflected in their compensation and awards framework and is aligned with the business results we have delivered. The detailed pay-for-performance plans of our executives, which in the past have received more than 93 percent support from you, our shareholders, are detailed in this Proxy Statement.

As we celebrate 100 years in business, we know that the West name has come to mean so much to so many people. We realize that our products and pursuit of scientific innovations are critical to healthcare across the globe, which is why we are so committed to support patient health today and well into the future. I am grateful to all our shareholders who have been a part of West’s journey so far and I thank you for your continued support of our Company.

Eric M. Green
President, Chief Executive Officer and Chair of the Board

West Pharmaceutical Services, Inc. Notice of 2023 Annual Meeting

530 Herman O. West Drive
Exton, Pennsylvania 19341

March 15, 2023

The 2023 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held by live webcast on:

Tuesday, April 25, 2023

9:30 AM, Eastern Daylight Time

To participate in the virtual Annual Meeting or to vote in that meeting, shareholders must enter the 16-digit digital control number found on their individualized proxy cards at the meeting specific website www.virtualshareholdermeeting.com/WST2023 on the day of the meeting. Online access to the webcast will open 15 minutes prior to the start of the meeting. We encourage you to log on early. Additionally, shareholders participating in the Annual Meeting via the webcast may submit questions through the virtual meeting platform by following the instructions described in this Proxy Statement and on the website.

The scheduled items of business are:

1.	Election of nominees named in the Proxy Statement as directors, each for a term of one year or until their successor is appointed or elected
2.	Consideration of an advisory vote to approve Named Executive Officer compensation
3.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2023
4.	Consideration of an advisory vote on the frequency of an advisory vote on Executive Compensation
5.	Shareholder proposal entitled “Fair Elections”

We will also transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of West common stock at the close of business on March 3, 2023 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

Kimberly B. MacKay Sr. Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting on April 25, 2023

This Notice of Annual Meeting and Proxy Statement (“Notice”) and the 2022 Annual Report on Form 10-K (“2022 Annual Report”) are available on our website at:

www.westpharma.com/investors

Your Vote is Important

Please vote as promptly as possible electronically via the Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

PROXY SUMMARY

Proxy Summary

Below is a summary of important information you will find in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Summary of Shareholder Voting Matters

Our Board of Directors is soliciting your vote on matters that will be presented at our 2023 Annual Meeting of Shareholders and at any adjournment or postponement thereof. This Proxy Statement contains information to assist you in voting your shares.

The Notice, the accompanying proxy card or voting instruction card and our 2022 Annual Report, including our annual report wrap, are being mailed starting on or about March 15, 2023.

Recommended
Proposal 1: Election of Directors		Page 11	✔	FOR
Mark A. Buthman William F. Feehery Robert F. Friel Eric M. Green Thomas W. Hofmann Molly E. Joseph	Deborah L. V. Keller Myla P. Lai-Goldman Stephen H. Lockhart Douglas A. Michels Paolo Pucci		Each Nominee
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation		Page 83	✔	FOR
Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2023		Page 86	✔	FOR
Proposal 4: Advisory vote on the Frequency of an Advisory Vote on Executive Compensation		Page 87	✔	FOR Every One Year
Proposal 5: Shareholder Proposal entitled “Fair Elections”		Page 88	X	AGAINST

2022 Business Highlights*

Our market-led focus, global operations and One West philosophy continued to be the foundations of our Company’s 2022 success in both net sales growth and operating cash flow. We continue to see favorable trends in the pharmaceutical and biotech industries that are expected to enable the Company to fulfill our long-term growth strategy, including:

●	Biotechnology continues to emerge as a promising source of therapies and products for patient care, requiring specialized packaging and delivery solutions due to the sensitive nature of these large molecules. We continue to have a high participation rate in providing primary containment components for approved new molecular entities, especially large-molecule injectable drugs.
*	Certain forward-looking statements are included in this Proxy Statement. They use such words as “will,” “continue,” “estimate,” “expect,” “looking to the future,” and other similar terminology. These statements reflect Management’s current expectations regarding future events and operating performance and speak only as of the date of this document. These statements are based on Management’s beliefs and assumptions, current expectations, estimates, and forecasts. There are many factors that can influence the Company’s future results that are beyond the ability of the Company to control or predict. Because of these known or unknown risks or uncertainties, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. For a description of factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and as revised or supplemented by our quarterly reports on Form 10-Q or Form 8-K. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROXY SUMMARY

●	The regulatory landscape continues to evolve as global regulatory bodies are updating guidance on the manner in which newer, self-administered combination products are reviewed and approved for sale with increased attention on quality and documentation that are required.
●	Continued research of subcutaneous administration, as an alternative to intravenous administration, prompted by its cost-effectiveness and increased patient adherence, fuels more opportunities to develop self-administration technology that places easy-to-use delivery systems in the hands of patients.

Each year, we have seen growing interest and demand for our high value product offerings, delivery device platforms and our services. Customers are also coming to West for our scientific expertise and insight into the regulatory landscape that governs our industry. This demand has translated into positive results for the business. In 2022, we reported:

●	Full-year 2022 net sales of $2.887 billion, a 2.0% increase; organic net sales growth of 7.7%; currency translation decreased net sales growth by 570-basis points
●	Full-year 2022 reported-diluted EPS of $7.73, a decrease of 10.8%, and full-year 2022 adjusted-diluted EPS of $8.58 remained unchanged from the prior year
●	Full-year 2022 operating profit margin of 25.4%, a decrease of 4.5%, and full-year 2022 adjusted operating profit margin of 26.4%, a decrease of 1.9%
●	Full-year 2022 operating cash flow was $724.0 million, an increase of 24.0%; capital expenditures were $284.6 million, compared to $253.4 million over the same period last year, and represented 9.9% of full-year 2022 net sales; free cash flow (operating cash flow minus capital expenditures) was $439.4 million, an increase of 32.9%

Long-Term Shareholder Return

Examining our results over the past five years, West has consistently delivered against its objectives, posting long-term sales growth and EPS improvements. The Company has also outperformed both the S&P 500 Index and S&P 500 Health Care Index in Total Shareholder Return (“TSR”) during this same period.

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PROXY SUMMARY

(1)	Please refer to our 2022 Form 10K, February 16, 2023 Earnings Release on Form 8-K and prior year earnings releases for the reconciliation of Non-U.S. GAAP financial measures.
(2)	Sources: IR Insight
(3)	Non-proprietary products

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PROXY SUMMARY

Our Director Nominees

You are being asked to vote on the directors nominated on page 11.

All directors are elected annually by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions, in which case plurality voting is used. The chart below summarizes some key characteristics of the members of our Board of Directors. All data is as of March 15, 2023. Detailed information about each director’s background and areas of expertise can be found beginning on page 11.

Skills	Buthman	Feehery	Friel	Green	Hofmann	Joseph	Keller	Lai-Goldman	Lockhart	Michels	Pucci
Corporate Development	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise	✓		✓		✓		✓			✓	✓
Global Supply Chain & Operations		✓		✓		✓	✓			✓	
Healthcare Industry		✓	✓	✓		✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓	✓		✓	✓			✓	✓
Marketing Strategy		✓		✓		✓	✓			✓	✓
Regulatory/Drug Development						✓	✓	✓	✓	✓	✓
Science & Technology		✓		✓			✓	✓	✓		

Background	Buthman	Feehery	Friel	Green	Hofmann	Joseph	Keller	Lai-Goldman	Lockhart	Michels	Pucci
Independent	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓
Age	62	52	67	53	71	49	60	65	64	66	61
Gender	M	M	M	M	M	F	F	F	M	M	M
Tenure	12	11	3	8	16	2	6	9	1	12	7

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PROXY SUMMARY

Corporate Governance Highlights

Corporate Governance Features

Annual director elections with majority voting in uncontested elections
Active shareholder engagement program on corporate governance and compensation matters
Proxy access bylaws permit shareholders who meet required thresholds and holding periods to nominate up to two (or 20% if greater) directors for election to the Board
Significant risk management oversight by the Board and its Committees
Flexible Board leadership structure which permits a director as non-executive Chair or appointment of Lead Independent Director
Role of CEO and Chair consolidated and Lead Independent Director named, as of May 24, 2022

Board commitment to Environmental, Social and Governance (“ESG”) issues, including Environmental Sustainability addressing Climate and Waste Reduction strategies, Talent Attraction, Retention and Engagement (including Diversity, Equity and Inclusion) and a Responsible Supply Chain

Strong culture of Compliance and Ethics, Philanthropy, Health and Safety and Quality built into our Mission, Vision and Values
Four new directors appointed within the past six years
Effective self-assessment and evaluation procedures that include individual interviews with Board members
Annual evaluation of all directors to ensure the right mix of experience and diversity of opinion and background
Robust executive officer and Board succession planning

Comprehensive curriculum of topics regularly presented to the Board to aid in their understanding of our business, the markets in which we operate and the Board’s responsibilities with respect to all our stakeholders

Maintain and enforce effective executive and Board stock ownership guidelines
Prohibition on pledging or hedging of securities by members of the Board and executive officers

2022 Board Governance Activities and Accomplishments
Approved and monitored Management’s enterprise business strategy
Reviewed performance of Chief Executive Officer against pre-established goals and strategy
Monitored and oversaw significant enhancements in 2022 to our Enterprise Risk Management, Business Continuity and Cyber-risk management processes

Monitored Management’s human resources strategy to create a pipeline of talent to ensure the continuance of first-rate teams; oversaw efforts to further drive a culture of diversity and inclusivity at the Company

Reviewed the Company’s capital allocation strategy, increasing the annual dividend and continuing strategic share buyback program
Multiple awards, increased rankings and international recognition of our ESG and philanthropic efforts
Approved new ESG Strategy and key performance indicators consistent with Task Force on Climate-Related Financial Disclosures and other best practices
Substantial review and revision of the Board Skills Matrix, including adding objective definitions and validating skills for each director, which are detailed in the Directors’ biographies
Directors attended 99% of all combined Board and Committee meetings assigned in 2022
Directors received an average of 94.9% support from shareholders in 2022

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PROXY SUMMARY

2022 Executive Compensation Highlights

Executive Compensation Program Features

Strong linkage between pay and performance and support by shareholders regarding our performance metrics, targets and goals as evidenced by a 93.2% shareholder Say-on-Pay approval rate of our executive compensation program

Competitive total direct compensation (“TDC”), which is the sum of an officer’s base salary, short-term incentive target and long-term incentive target, targeted at the median level and appropriately adjusted by our Compensation Committee based on individual performance, skills and experience

Formulaic Annual Incentive Plan (“AIP”) based on EPS, net sales and Operating Cash Flow (“OCF”) is intended to encourage Management to consider improving shareholder value in day-to-day decision making

Challenging long-term incentive (“LTI”) plan utilizing stock options and performance share units based upon return on invested capital (“ROIC”) and sales consolidated annual growth rate (“CAGR”) to ensure long-term profitable growth and alignment with shareholders’ interests

Use of two comparator groups to benchmark competitive pay standards to ensure Company can attract and retain the best talent
Robust share ownership guidelines for all officers and directors

Standard Change in Control (“CIC”) agreements for our current officers containing double trigger provisions requiring termination of the executive following a CIC before payments are made. Payments are reduced if excise tax threshold is exceeded

Strong incentive compensation recovery (clawback), anti-hedging and anti-pledging policies

Rigorous use of realizable pay analysis, performance metric difficulty analysis and similar tools to ensure our compensation programs remain linked to performance and consistent with Board expectations

Active engagement with shareholders throughout the year regarding executive pay and Company performance issues

Executive Compensation Actions & Results

Reaffirmed West’s compensation philosophy of pay-for-performance that aligns executives’ incentive compensation with Company performance and stakeholder interests on both a short and long-term basis, without promoting excessive risk

Reaffirmed continuation of the two-comparator group approach used for executive and director pay and pay-for-performance benchmarking
Reviewed West’s annual global gender pay equity analysis and global reporting requirements to ensure adherence to West’s compensation philosophy

Reviewed West’s ESG objectives and discussed the inclusion of corporate metrics in incentive plans. A decision was made to continue reviewing the Corporate ESG scorecard, monitoring the external market and continue discussions on whether to incorporate into short or long-term incentive plan(s)

Paid our corporate executives at 50.7% of target amount based on 2022 AIP performance payout levels of 53.0% for EPS, 94.3% for Net Sales and 0% for OCF (threshold missed)
Paid our LTI plan PSUs for the 2020-22 period at 200% of target amount based on maximum achievement for the 3-year period for CAGR and ROIC

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ELECTION OF DIRECTORS

Election of Directors

Director Nominations, Skills and Criteria

Candidates for nomination to our Board are recommended by the Nominating and Corporate Governance Committee (“NCGC”) in accordance with the NCGC’s charter, our Amended and Restated Articles of Incorporation, our Bylaws, and our Corporate Governance Principles. All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated by this Committee with the Board determining the final slate of nominees.

The Board and the NCGC consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

●	A director is nominated based on his or her professional experience. A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide value in areas needed for the Board to operate effectively.
●	A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of Management and the ability to work well with others.
●	A director should be willing and able to devote enough time to the affairs of the Company and be free of any disabling conflict.
●	All the non-employee directors should be “independent” as outlined in our independence determination standards (“Independence Standards”).
●	A director should actively participate in the decision-making process, demonstrate a willingness to express ideas and engage in constructive discussion with other Board members, Management and relevant persons, be willing to make difficult decisions and demonstrate diligence and faithfulness in attending Board and Committee meetings.
●	The Board generally seeks active or former senior executives of public companies, particularly those with backgrounds in international operations, healthcare or public health fields, science or technology backgrounds and individuals with financial expertise.

When reviewing nominees, the NCGC considers whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs. We also strive for a Board composition that reflects a diverse mix of backgrounds, experiences, expertise, skill sets, perspectives and opinions. Therefore, our director nomination process seeks candidates who bring a diversity of professional experiences and personal backgrounds, which includes consideration of a candidate’s age, gender, race and ethnicity, where appropriate.

The NCGC also reviews annually with the Board the size and composition of the Board and its committees to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In determining whether to add new directors, we review our skills matrix annually to determine the targeted skills that we believe will most significantly enhance the diversity of experience and expertise on our Board. We balance the current skill sets versus the desired optimal mix of skill sets given their relative importance to the Company.

During 2022, the NCGC undertook a thorough review of the vital skills for a director to possess to align with best practices across our industry and competitors. We refined the definitions of each skill, added executive leadership to our slate of skills and adjusted our approach beyond mergers and acquisitions to focus on corporate development more broadly. Finally, we surveyed the directors to ensure that the skills matrix contained in the Proxy Summary accurately reflects each director’s skills. Below are the defined skills that the Board considers as most vital to help a director provide value and leadership to help drive West’s success.

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ELECTION OF DIRECTORS

Skills Definitions
Corporate Development

Material experience in analyzing, identifying and executing significant corporate development opportunities, including mergers and acquisitions, divestitures, joint ventures and large, complex strategic business partnerships

Executive Leadership	Officer or senior level experience at a large, complex publicly traded or private company or organization with responsibility for multiple material business functions
Financial Expertise	Accounting degree, certification or significant experience requiring financial knowledge & analysis, including ownership of accounting, treasury and financial risk management
Global Supply Chain & Operations	Significant experience managing the operations, supply chain and logistics of producing products for commercial sale globally to maximize profit and minimize waste
Healthcare Industry	Management experience in healthcare, life sciences, medical products, devices or services
International Experience	Leadership in a company with significant international presence that includes ownership of a material corporate function or a considerable overseas assignment
Marketing Strategy	Strategic management experience involving the sales, marketing and branding of products or services
Regulatory/Drug Development

Material work experience in a heavily regulated industry including working on responses to government and customer filings and audits and/or significant work in pharmaceutical drug delivery or diagnostic processes and approaches

Science & Technology	Scientific degree used in performing services or certification and significant oversight or involvement with scientific, technological or research and development endeavors

Board members must be well-versed in our Mission, Vision and Values, as well as our corporate strategy. West’s mission is to contain and deliver injectable therapies that improve patient lives, and it aspires to be the world leader in integrated containment and delivery of injectable medicines, both of which rely on the Company’s core values of:

●	Passion for Customers—We innovate to continuously improve our product and service offerings to meet future customer and patients’ needs.
●	Leadership in Quality—We never compromise on quality. Every dose, every time. 100% commitment.
●	One West Team—Our diverse team spans the globe, but we are united by our integrity and mutual respect for one another, the safety of our work environment and the communities in which we operate.

Board members are expected to oversee and support Management in driving the success of the business by focusing on the following five strategic imperatives, while simultaneously requiring that the organization uphold its commitment to ESG principles, cultural values and ethics:

●	Continuing to execute our market-led strategy with enhanced commercial effectiveness
●	Innovating new product offerings and expanding into emerging markets
●	Optimizing global operations and supply chain networks, including automation enablement
●	Accelerating digitization to drive performance
●	Building and supporting our global team, including enhanced efforts regarding diversity, equity and inclusion

Under the heading “Director Nominee Biographies,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly traded companies, together with the qualifications, experience,

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ELECTION OF DIRECTORS

key attributes and skills the NCGC and the Board believe will best serve the interests of the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws. These procedures are described under “Shareholder Proposals or Nominations” in this Proxy Statement.

Board Commitment to Diversity, Equity and Inclusion

Board diversity is critical to the success of the Company. Our Corporate Governance Principles reflect the Board’s commitment to ensuring its membership has sufficient diversity of experience, skills and personal characteristics to support the long-term success of the Company. As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business, as well as members who have different skill sets and points of view. Therefore, the NCGC’s evaluation of director nominees includes consideration of candidates who bring a diversity of professional experiences and personal backgrounds, including review of characteristics such as age, gender, race and ethnicity.

In 2022, the Board undertook a director search to replace retiring board member Patrick Zenner. At the conclusion of the search, the Board appointed Stephen H. Lockhart, M.D., Ph.D., a leading African American physician-executive, to the Board. As detailed in his biography below, Dr. Lockhart brings a broad range of skills and experience in healthcare, executive leadership and science and technology to the Board. In future director searches, the Board will continue to actively seek candidates with racial and/or ethnically diverse backgrounds.

West has a long-standing commitment to Diversity, Equity and Inclusion (“DEI”), which is inherent in our core value of One West Team. We are in the business of helping our customers bring new medicines and treatments that advance life for patients who represent all dimensions of diversity. Our purpose is an important reminder that we must continue to listen and learn from one another with safe and inclusive environments to create the path to a better future.

The Board has overseen and encouraged Management’s efforts to bolster the DEI efforts across the Company. For example, West’s Chief Executive Officer and executive leadership team review DEI objectives throughout the year to ensure continuous focus and improvement. Today, 33% of West’s elected Officers are women, and 67% are women and/or people of color. West has made great strides over the past several years in sourcing team members from diverse backgrounds for leadership roles across the organization. As of December 31, 2022, 44% of our senior leaders were women and/or minorities.

The Board recognizes its role in overseeing the Company’s culture and in holding Management accountable for the creation and stewardship of a culture that values DEI. One of the Company’s top priorities is building a diverse and inclusive workforce where team members are respected and feel confident in bringing their unique ideas to the table. As discussed below, this is also one of our six ESG priorities as well. The Company understands that to attract and retain talented team members, we must continue to focus on providing exceptional employee experiences for all team members, given their diversity, including during the onboarding of new team members, in the content of recruiting materials, management training, succession planning, affirmative action plans, global mentoring and our employee engagement survey. To foster transparency and continued growth in this area, the Company publishes its annual Consolidated EEO-1 Reports on its website, www.westpharma.com/about-west/corporate-responsibility.

Board Refreshment and Retirement Age

We are committed to board refreshment and have added four new directors over the past six years. These additions are the result of a thoughtful process designed to ensure an effective balance of historical perspective and an understanding of the evolution of our business with fresh viewpoints and insights.

The Board believes that a diverse mix of long tenured and new Board members provides a good and appropriate balance of experience to enhance shareholder value. The Board believes that directors provide meaningful, independent oversight

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ELECTION OF DIRECTORS

and advice at any age. Our Corporate Governance Principles include a retirement age of 75. This means that a non-employee director generally must retire on the date of the Annual Meeting of Shareholders immediately following his or her 75th birthday; provided, however, that the Board may review individual contributions, continuity and tenure in making a determination as to whether a member who has already attained age 75 must retire.

An employee director must submit his or her resignation from the Board upon the date he or she ceases to be an executive officer of the Company.

Board Evaluation Process

Each year, the Board and each of its committees review their performance during executive sessions. This review centers around questions directors are asked regarding their individual performance and the performance of the Board/Committee. These questions include topics such as contributions made to Board deliberations, the relationship between members, quality of the materials provided, the relationship with Management, contributions to key functions/responsibilities of the Board and topics that they would like to see added or deleted to meeting agendas.

Additionally, the NCGC assesses the evaluation process annually and adjusts the process when desirable improvements are identified. The NCGC reviews several matters, including the issues to focus on in the evaluation and the form and manner of assessment. The NCGC periodically reassesses its position on self-evaluation.

Members of the NCGC reach out to each director individually to discuss performance and any concerns and relays them to the Board using an interview template approved by the NCGC. This process assists the full Board with obtaining different perspectives, encourages the collection of candid information and ensures a high level of engagement.

The Board believes this evaluation system, coupled with our strong Chair of the Board and open-door policy, which promotes sharing of ideas among all directors, makes for a robust process that ensures the Board’s effectiveness.

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DIRECTOR NOMINEE BIOGRAPHIES

Proposal 1 — Election of Directors

Our shareholders are asked to consider eleven nominees for election to our Board to serve for a one-year term until the 2024 Annual Meeting of Shareholders, or until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. The names of the nominees for director, their current positions and offices, tenure as a Company director, their qualifications and other characteristics are set forth in the biographies below. The table below also lists each nominee’s current Board committees.

All the nominees are current Company directors and all non-employee directors have been determined by our Board to be independent. Our NCGC reviewed the qualifications of each of the nominees, finding that each nominee possesses the required attributes and that all nominees collectively strike the appropriate balance of diversity of knowledge, age, skills, expertise, gender and race, and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting. The Board approved the Committee’s recommendation at its meeting on February 21, 2023.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve, the NCGC will recommend to our Board a replacement nominee. The Board may then designate the replacement nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

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DIRECTOR NOMINEE BIOGRAPHIES

Director Nominee Biographies

Mark A. Buthman, 62 Independent
Title Retired Executive Vice President & Chief Financial Officer Kimberly-Clark Corporation, a global producer of branded products for the consumer, professional and healthcare markets (2003-2015)	Director Since 2011	Committees Finance (Chair) Innovation & Technology
Prior Relevant Professional Experience • Kimberly-Clark (1982-2015), holding a wide range of leadership roles in finance, strategy and operations
Director Qualifications
• Global financial expertise gained at Kimberly-Clark, a Fortune 150 company with significant international operations
• Holds a degree in Finance and has led Finance professionals globally
• Executive leadership of global finance, investor relations, real estate, global procurement, shared services and information technology services teams for a publicly-traded company
• Extensive experience in Business Development, having led or participated in 50 acquisitions over the course of his career

Role on West’s Board

Mr. Buthman possesses deep financial and accounting management experience, as well as experience in managing real estate, investor relations, information technology, shared services and global procurement from his time at Kimberly-Clark. His deep corporate insight and extensive financial experience support his role as Chair of the Finance Committee and his membership of the Innovation and Technology Committee.

Other Public Company Directorships
Current IDEX Corporation		Former (within prior 5 years) None

Other Relevant Information

Mr. Buthman holds a Bachelor of Arts in Finance from the University of Iowa. He serves as a board member at Pavillon International, a not-for-profit treatment center for individuals suffering from substance use disorder.

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DIRECTOR NOMINEE BIOGRAPHIES

William F. Feehery, Ph.D., 52 Independent
Title Chief Executive Officer Certara, Inc., public company which provides services and software to assist the drug development lifecycle 2019-present	Director Since 2012	Committees Audit Compensation Nominating & Corporate Governance (Chair)
Prior Relevant Professional Experience • DuPont (previously E.I. du Pont de Nemours & Company) (2002-2019), occupying multiple business unit leadership roles
Director Qualifications
• Comprehensive healthcare industry experience through his CEO role at Certara
• Holds a Ph.D. degree in chemical engineering and has significant experience in managing R&D and commercializing cutting edge technologies
• In-depth international supply chain knowledge, including direct responsibility for global manufacturing
• Extensive experience marketing to customers and promoting goods and services through roles at Certara and DuPont
• Active in Business Development, including several mergers and acquisitions, strategic business partnerships and divestitures
• Executive leadership background including as CEO of a publicly-traded company and senior roles at multinational company

Role on West’s Board

Dr. Feehery is the only independent member of our Board who currently serves as a public company CEO, experience we believe significantly enhances our Board capabilities. His deep corporate insight and extensive healthcare industry experience supports his role as Chair of the Nominating and Corporate Governance Committee and his membership on both the Compensation and Audit Committees.

Other Public Company Directorships
Current Certara, Inc.		Former (within prior 5 years) None

Other Relevant Information

Before joining DuPont, Dr. Feehery was engaged in venture capital and was a management consultant for the Boston Consulting Group. Dr. Feehery holds both a Ph.D. in chemical engineering and a Master of Business Administration from MIT, was a Churchill Scholar at Cambridge University and received his BSE in chemical engineering from the University of Pennsylvania. He currently serves as a Trustee of the Winston Churchill Foundation.

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DIRECTOR NOMINEE BIOGRAPHIES

Robert F. Friel, 67 Independent
Title Retired Chair, President & Chief Executive Officer PerkinElmer, Inc., a global business dedicated to serving the diagnostics, life sciences, food and applied markets 2009-2019	Director Since 2020	Committees Finance Innovation & Technology Nominating & Corporate Governance
Prior Relevant Professional Experience • Perkin Elmer (1999-2019), serving as Chief Operating Officer, Chief Financial Officer and in other senior leadership roles
Director Qualifications
• Comprehensive healthcare industry experience through his leadership of Perkin Elmer and his Board position at NuVasive
• Holds economics undergraduate and graduate taxation degrees
• Possesses deep finance and tax expertise along with training and degrees in finance
• International leadership experience in setting growth strategy and overseeing operational and financial risks
• Business Development experience in several mergers and acquisitions, strategic business partnerships and divestitures
• Executive leadership experience gained as Chair, CEO, COO and CFO for Perkin Elmer

Role on West’s Board

Mr. Friel’s experience serving as both the Chair and CEO of a global business focused on improving human health is well-aligned with West’s mission and with the pharmaceutical and medical device customers we serve. His service on this Board and others, together with his in-depth finance and tax expertise, as well as his training and education in these fields, make him a strong contributor to the Board and the three Committees on which he serves.

Other Public Company Directorships
Current NuVasive, Inc. Xylem, Inc.		Former (within prior 5 years) PerkinElmer, Inc. (through 2019)

Other Relevant Information

Mr. Friel holds a Master of Science degree in taxation from Fairleigh Dickinson University and a Bachelor of Arts degree in economics from Lafayette College. In addition to the public board memberships listed above, Mr. Friel is a director of New York Life Insurance Company, one of the largest life insurers in the world.

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DIRECTOR NOMINEE BIOGRAPHIES

Eric M. Green, 53 Chair Non-Independent
Title President and Chief Executive Officer West Pharmaceutical Services, Inc., a leading provider of innovative, high-quality injectable solutions and services 2015-present	Director Since 2015	Committees Chair of the Board of Directors

Prior Relevant Professional Experience

•
Sigma-Aldrich Corporation (1993-2015), various roles of increasing responsibility of a leading life science and technology company focused on human health and safety

Director Qualifications
• Comprehensive healthcare industry experience through his CEO role at West and former senior executive roles at Sigma Aldrich
• Holds a degree in chemistry and has worked exclusively in life sciences companies
• Complex, international supply chain and business operations oversight across 50 locations and 26 manufacturing sites
• International executive leadership experience over more than 30-year career
• Extensive marketing experience in prior role as VP of Global Marketing at Sigma-Aldrich
• Business Development experience through several mergers and acquisitions, strategic partnerships and divestitures

Role on West’s Board

Mr. Green has significant public company experience having served as a corporate officer and member of the senior executive team of Sigma-Aldrich prior to joining West. As West’s President and CEO, Mr. Green is our only non-independent director and also serves as Chair. In addition to the aforementioned experience, he brings insight to the Board as the Company’s executive leader.

Other Public Company Directorships
Current Ecolab Inc.		Former (within prior 5 years) None

Other Relevant Information

Mr. Green holds a Master of Business Administration from Olin Business School-Washington University and a Bachelor’s degree in Chemistry from Bethel University. He also serves on the Board of Trustees at Bethel University.

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DIRECTOR NOMINEE BIOGRAPHIES

Thomas W. Hofmann, 71 Independent
Title Retired Chief Financial Officer & Senior Vice President Sunoco, Inc., a diversified energy company 2002-2008	Director Since 2007	Committees Compensation Audit (Chair)
Prior Relevant Professional Experience • Sunoco, Inc. (1977-2008), serving in multiple senior management and Board-facing roles and ultimately led Sunoco’s finance function as CFO
Director Qualifications
• Deep financial expertise developed over time managing accounting, auditing, investor relations, strategic planning, tax and treasury functions
• Holds an accounting degree, a Master’s degree in taxation and is a Certified Public Accountant
• Business Development experience gained through several mergers and acquisitions, strategic business partnerships and divestitures throughout his career at Sunoco
• Served as executive leader as CFO for a publicly-traded company

Role on West’s Board

Mr. Hofmann possesses substantial financial, corporate governance and management experience with a global, publicly-traded company. He is well-versed in strategic planning, risk management and capital-market issues, including acquisitions and divestitures. He brings this comprehensive financial background to his role on the Board, as Chair of the Audit Committee and as a member of the Compensation Committee.

Other Public Company Directorships
Current None		Former (within prior 5 years) None

Other Relevant Information

Mr. Hofmann has a degree in accounting from the University of Delaware and a Master’s degree in taxation from Villanova University. He now serves on the University of Delaware’s President’s Leadership Council. He is on the boards of Fox Chase Cancer Center and The Island School Foundation, and previously served on the board of the Temple University Health System. Over the course of his career, Mr. Hofmann served on the board of five other publicly traded companies, including serving as the Chair of the Audit committee on four of those boards.

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DIRECTOR NOMINEE BIOGRAPHIES

Molly E. Joseph, 49 Independent
Title Founder and Managing Director Cypress Pass Ventures, an investment and advisory firm focused on health modernization 2019-present	Director Since 2021	Committees Compensation Finance Innovation & Technology

Prior Relevant Professional Experience

•
UnitedHealth Group (2005-2021), serving in increasing levels of executive leadership roles at this healthcare and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone

Director Qualifications
• Thorough international healthcare industry experience through her roles at UnitedHealth Group, one of the largest health benefits and medical delivery businesses outside the United States
• Holds a law degree which she leveraged in various corporate development roles
• International supply chain oversight of complex purchasing networks across the healthcare ecosystem and operations
•
Executive leadership gained through management of 55 hospitals and several hundred ambulatory centers, with over 9 million patients and 7 million insurance members in a highly-regulated insurance and healthcare delivery industry

• Developed skills in financial management, health system delivery/funding and knowledge of global health systems during her career at UnitedHealth Group
• Extensive experience marketing services to both business customers and consumers through her roles at UnitedHealth Group
• Gained more than two decades of mergers and acquisitions experience across roles in corporate development, investment banking and corporate law

Role on West’s Board

Ms. Joseph possesses significant expertise and knowledge of international business, having long served as CEO of a multinational healthcare company. She understands diverse business environments and economic conditions, as well as organizations, processes, strategic planning and risk management. She brings her corporate management and transactional expertise to her role on the Board, serving on the Compensation, Finance and Innovation and Technology Committees.

Other Public Company Directorships
Current First Solar, Inc.		Former (within prior 5 years) None

Other Relevant Information

Ms. Joseph graduated from Santa Clara University with a Bachelor of Science degree and received a Juris Doctorate from Georgetown Law Center. Prior to joining UnitedHealth Group, she focused on business transactions as an investment banker and corporate attorney. She serves as the Lead Independent Director of First Solar, serves on the Board of Directors of US Radiology Specialists and is a member of the Board of Trustees at Santa Clara University.

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DIRECTOR NOMINEE BIOGRAPHIES

Deborah L. V. Keller, 60 Independent
Title Founder and Principal Black Frame Advisors, LLC, a global healthcare advisory firm 2017-present	Director Since 2017	Committees Audit Compensation Nominating & Corporate Governance

Prior Relevant Professional Experience

•
Covance Drug Development (1987-2017), retired as CEO after holding various executive leadership roles in this business segment of Laboratory Corporation of America Holdings

Director Qualifications
• Broad international healthcare industry experience, including leading the world’s largest provider of research and clinical laboratory services
• Holds dual degrees in chemistry and accounting; led R&D and technical teams
• Oversaw complex, international operations and supply chain in more than 200 countries
• Has extensive experience marketing to customers and promoting goods and services through her role at Covance Drug Development, including leading the Global Marketing function
• International executive leadership experience as CEO and other senior roles for a publicly-traded, multinational company
• Regulatory and Quality Assurance experience in the U.S., EU, China and Japan in drug development and manufacturing

Role on West’s Board

Ms. Keller possesses substantial global public company management experience from her time at Covance. She brings her drug development and corporate management expertise in the life sciences industry to her role on the Board, serving on the Audit, Compensation and Nominating and Corporate Governance Committees.

Other Public Company Directorships
Current None		Former (within prior 5 years) None

Other Relevant Information

Ms. Keller holds a Master of Business Administration degree from the University of Wisconsin, as well as a Bachelor of Science degree in chemistry and a Bachelor of Business Administration degree in accounting, both from Nazareth College. She is a trustee of the Wisconsin Alumni Research Foundation, Chair of Fishawack Healthcare, Chair of WiCell and Director of the Morgridge Institute for Research.

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DIRECTOR NOMINEE BIOGRAPHIES

Myla P. Lai-Goldman, M.D., 65 Independent
Title Chair and Former Chief Executive Officer and President GeneCentric Therapeutics, Inc., a precision medicine company 2011-present	Director Since 2014	Committees Finance Innovation & Technology (Chair)
Prior Relevant Professional Experience • Personalized Science, LLC. (2009-present), managing partner and founder of this clinical diagnostic consulting company
Director Qualifications
• Expansive healthcare industry experience through her former roles at GeneCentric Therapeutics, LabCorp and Roche
• Holds a medical degree and is board certified in anatomic and clinical pathology
• Strong scientific background, including leading cutting edge precision medicine and clinical diagnostic companies, in addition to serving in senior medical/scientific roles at LabCorp
• Gained in-depth experience navigating the regulatory landscape of the healthcare industry as Chief Medical Officer at LabCorp
• Executive leadership experience through serving in senior roles at large multinational companies

Role on West’s Board

Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics and has substantial leadership experience at companies like those that our Company serves. She brings her unique perspective as a physician, researcher and corporate executive to the Board as Chair of the Innovation and Technology Committee and as a member of the Finance Committee.

Other Public Company Directorships
Current Akoya Biosciences, Inc.		Former (within prior 5 years) None

Other Relevant Information

Dr. Lai-Goldman earned her medical degree at Columbia University, and a Bachelor’s degree in Biology from the University of Pennsylvania. She is Board-certified in anatomic and clinical pathology. She has also served as a venture partner at Hatteras Venture Partners since August 2011.

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DIRECTOR NOMINEE BIOGRAPHIES

Stephen H. Lockhart, M.D., Ph.D., 64 Independent
Title Former Chief Medical Officer Sutter Health, a not-for-profit system of hospitals, physician organizations and research institutions in Northern California 2015-2021	Director Since 2022	Committees Finance Innovation & Technology

Prior Relevant Professional Experience

•
Sutter Health (2009-2021), serving first as a regional Chief Medical Officer before acting as CMO for this not-for-profit system of hospitals, physician organizations and research institutions in Northern California

Director Qualifications
• Comprehensive healthcare industry experience as former CMO at a major healthcare system of providers
• Holds M.D. and Ph.D. degrees and is a board-certified anesthesiologist
•
Created a regulatory framework for drug testing and drug development for precision medicine and served on CA Governor’s Advisory Committee on Precision Medicine, including as Chair of the Legal and Regulatory subcommittee

• Gained business development experience as he managed mergers of various hospital systems in his role as CMO at one of the nation’s largest healthcare networks
• Executive leadership experience developed as CMO and other senior administrative roles for large hospital care systems

Role on West’s Board

As a veteran physician and administrator, Dr. Lockhart’s wealth of leadership, experience and knowledge will enhance the impact of West’s role to deliver healthcare to millions of patients every day. With Dr. Lockhart’s significant board expertise and passion for improving the well-being and diversity of our communities, he will be a valuable member of both the Finance and Innovation and Technology Committees.

Other Public Company Directorships
Current Molina Healthcare National Research Corporation Health		Former (within prior 5 years) None

Other Relevant Information

Dr. Lockhart’s non-profit board service has included the ECRI Institute, REI, The David and Lucile Packard Foundation, EO Wilson Biodiversity Foundation and Parks California, a statewide nonprofit dedicated to supporting California’s parks and public lands. A Rhodes Scholar, Dr. Lockhart earned his Master’s degree in economics from Oxford University, and M.D. and Ph.D. degrees from Cornell University.

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DIRECTOR NOMINEE BIOGRAPHIES

Douglas A. Michels, 66 Independent

Title

Retired President & Chief Executive Officer OraSure Technologies, Inc., a leader in development, manufacture and distribution of oral fluid diagnostic and collection devices and other detection technologies

2004-2018

Director Since 2011	Committees Audit Compensation (Chair)
Prior Relevant Professional Experience • Johnson & Johnson (1985-2004), serving in various leadership roles at the world’s largest and most broadly-based healthcare company
Director Qualifications
•
Brings comprehensive healthcare industry experience through his CEO role at OraSure Technologies, Inc. and prior roles at Ortho-Clinical Diagnostics (President of Ortho-Clinical Diagnostics International, Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Johnson and Johnson Healthcare Systems Inc.)

• Holds a graduate degree in business administration
• Gained international supply chain experience through his role as CEO at OraSure Technologies, Inc.
• Experienced in marketing to customers and promoting goods and services through his prior roles, including as Vice President of Global Marketing at Ortho-Clinical Diagnostics
•
Extensive regulatory experience obtained through overseeing the development of the nation’s first FDA-approved over-the-counter home rapid HIV self-test and the first and only FDA-approved rapid hepatitis C test

• Acquired business development experience by participating in several mergers and acquisitions, strategic business partnerships and divestitures throughout his career
• Developed his executive leadership skills through various roles, including the role of CEO for a publicly-traded company

Role on West’s Board

Mr. Michels possesses considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry, having spent 19 years with Johnson and Johnson and 13 years as CEO of OraSure Technologies, Inc. Mr. Michels brings his in-depth corporate leadership perspective to his role as Chair of the Compensation Committee and his work on the Audit Committee.

Other Public Company Directorships
Current None	Former (within prior 5 years) Tyme Technologies, Inc. (through 2022) OraSure Technologies, Inc. (through 2018)

Other Relevant Information

In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS. He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care. He recently served on the board of Tyme Technologies Inc. He received a Bachelor’s degree from the University of Illinois and earned his Master of Business Administration from Rutgers University.

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DIRECTOR NOMINEE BIOGRAPHIES

Paolo Pucci, 61 Lead Independent Director
Title Retired Chief Executive Officer ArQule, Inc., a biopharmaceutical company engaged in the research and development of targeted therapeutics 2008-2020	Director Since 2016	Committees Audit Nominating & Corporate Governance

Prior Relevant Professional Experience

•
Bayer A.G. (2001-2008), served in executive leadership role of this global business with core competencies in the life science fields of health care and nutrition

Director Qualifications
• Extensive healthcare industry experience through his CEO role at ArQule and senior management roles at prior multinational companies
• Holds both undergraduate and graduate degrees in accounting and finance
• International work experience at two major global, multinational companies
• Experienced in operations oversight for several major pharmaceutical companies including the management of Regulatory Affairs associated with each company’s portfolio of products
• Extensive experience marketing to customers and promoting goods and services through his career
•
Gained business development skills while actively participating in several mergers and acquisitions, strategic business partnerships and divestitures throughout his career at ArQule, including its acquisition by Merck & Co.

• Developed executive leadership skills as CEO of a publicly-traded company and various senior roles at large multinational companies

Role on West’s Board

Mr. Pucci’s recent service as a public company CEO and his service as a Board member of several emerging biotech companies brings experience that we believe is important in terms of Board diversity. His international background also adds to the diverse knowledge base of our Board. Mr. Pucci’s expertise in new drug development, his executive experience working for large multinationals and his non-U.S. training are valuable additions to our Board, and to his roles as Lead Independent Director and his membership on both the Audit and Nominating and Governance Committees.

Other Public Company Directorships
Current Merus N.V. Replimune Group Inc.		Former (within prior 5 years) ArQule Inc. (through 2020) Trillium Therapeutics Inc. (through 2021) NewLink Genetics Inc. (through 2022)

Other Relevant Information

Mr. Pucci previously served on the Board of Directors for Dyax, Inc., Algeta ASA, New Link Genetics Inc., and was also Lead Independent Director at Trillium Therapeutics until it was acquired by Pfizer Inc. in November 2021. He now is a member of the publicly-held life sciences companies Merus N.V. and Replimune Group Inc. Mr. Pucci holds an undergraduate degree in economics and accounting from the Università degli Studi di Napoli Federico II and Master of Business Administration from the University of Chicago.

The Board unanimously recommends a vote FOR the election of each of these nominees as directors.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Board and Director Information and Policies

Our Board structure reflects our Corporate Governance Principles and commitment to good governance. The Board believes the governance structure we have created among the Board, its Committees, the Board Chair, the Lead Independent Director, the CEO and Management is supporting the sustainable growth of the Company.

During 2022, our full Board met six times. Nine of the eleven directors attended all the Board meetings and their assigned Committee meetings in 2022, with the other two directors attending over 94% of the meetings. Our Board is committed to ensuring that directors attend meetings and that the Board and its Committees devote sufficient time necessary for the effective oversight of the Company and its Management. Additionally, during the annual performance review process, the Board assesses the time commitments for our Board against the time commitments of each member’s outside positions to ensure each director has ample time to devote to their duties as a West director.

Our Board also holds regular executive sessions of only independent directors to review, among other things, the Company’s strategy and Management’s operating plans, the criteria by which our CEO and other senior executives are measured, Management’s performance against those criteria and other related issues, and to conduct a self-assessment of its performance. Last year, our independent directors held five executive sessions.

All then-serving directors attended the 2022 Annual Meeting and all continuing directors are expected to attend the 2023 Annual Meeting.

Board Leadership Structure

The current governance structure of the Board follows:

●	Effective May 24, 2022, the offices of Chair and CEO were combined
●	The Board elected a strong Lead Independent Director, also effective May 24, 2022
●	The Board has established and follows robust Corporate Governance Principles
●	All Board members, other than Mr. Green, are independent
●	All Board Committees are composed solely of independent directors
●	Our independent directors meet regularly in executive session both at the Board and Board committee levels
●	Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to ensure both independent oversight of senior management and a highly engaged and high-functioning Board. The Board does not have a policy as to whether the Chair should be an independent director, an affiliated director or a member of management. Under our By-laws and Corporate Governance Principles, the Board can and will change its leadership structure if it determines that doing so is in the best interest of West and its shareholders at any given time. The independent Directors do not view any particular board leadership structure as preferred and consider the Board’s leadership structure on at least an annual basis. This consideration includes the evaluation of alternative leadership structures in light of the Company’s current operating and governance environment, a review of peer company leadership structures and investor feedback, with the goal of achieving the optimal model for Board leadership and effective oversight of senior leaders by the Board.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

The independent directors annually appoint a Chair of the Board. To ensure robust independent leadership on the Board, if the individual appointed as Chair is not an independent director, or when the independent directors determine that it is in the best interests of the Company, the independent directors will also annually appoint a Lead Independent Director. The Board recognizes that in circumstances where the positions of Chair and CEO are combined or the Chair is not independent, it is imperative that the Board elect a strong Lead Independent Director with a clearly defined role and set of responsibilities. Our Corporate Governance Principles align with the Board’s goal of achieving the optimal model for Board leadership and investor preferences. See “Lead Independent Director” below.

Additionally, maintaining an independent board with a Lead Independent Director permits open discussion and assessment of the Company’s ability to manage these risks and provides the appropriate balance between strategy development and independent oversight of management.

Chair of the Board of Directors

The responsibilities of the Chair include:

●	Presiding at all meetings of the shareholders
●	Chairing Board meetings
●	Consulting with the Lead Independent Director regarding agendas and schedules for each Board meeting; each independent director may add items to the agenda
●	Making reports to the Board and shareholders and ensuring that all orders and resolutions of the Board or its Committees are carried into effect

Our current Chair, Mr. Green, has been serving as Chair since May 24, 2022. Each year, the Board considers the role of the Chair and who is sitting in that role. After leading the Company to strong financial and operational growth over the last eight years, and because of his day-to-day involvement with and intimate understanding of our business, industry and management team, the Board believes that Mr. Green continues to be best situated to serve as Chair.

Lead Independent Director

Our Corporate Governance Principles provide that if our Chair is not independent, our independent directors shall annually elect an independent director to serve as Lead Independent Director to preside over executive sessions of the Company’s independent directors, facilitate the flow of information and communication between the independent directors and the Chair of the Board and perform such other duties as may be specified from time to time by the Board. The responsibilities of the Lead Independent Director will include:

●	Presiding at all sessions of the independent directors or whenever the Chair is not present
●	Calling meetings of and setting agendas for the independent directors whenever he or she deems appropriate
●	Approving agendas and schedules for each Board meeting in consultation with the Chair, assuring that (1) board agendas contain those items that the independent directors believe are important to their understanding and evaluation of the Company and its affairs; and (2) information provided to and presentations made to the Board, and other communications, are in keeping with the Board’s needs and wishes
●	Approving and reviewing minutes of meetings of the Board
●	Leading the Board’s process for selecting the CEO
●	Overseeing the independent directors’ annual performance evaluation of the Chair and CEO

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BOARD AND DIRECTOR INFORMATION AND POLICIES

●	Together with the Chair and Chair of the NCGC, conducting the annual board assessment process
●	Acting as lead for Board discussion of any subject where the CEO would not, in the judgment of the Lead Independent Director, be the appropriate person to chair such discussion
●	Serving as principal liaison between the CEO and the independent directors
●	Performing such other duties as the Board may from time-to-time delegate to assist the Board in fulfilling its responsibilities

The Lead Independent Director provides important counsel to the Chair by offering input regarding key strategic ideas and suggestions proposed by the Chair and Management. This helps to bring about a strong two-way discussion among the independent directors and Management.

Paolo Pucci has served as Lead Independent Director since May 24, 2022. Mr. Pucci is an independent director who possesses a wealth of knowledge regarding biopharmaceutical markets from his experience as an executive leader of several large biopharmaceutical companies. Mr. Pucci encourages frank and open dialogue with other Board members and Management, including Mr. Green. Mr. Pucci’s recent service as a public company CEO and his service as a Board member of several emerging biotech companies brings experience that we believe is important. His international background also adds to the diverse knowledge base of our Board. Mr. Pucci’s expertise in new drug development, his executive experience working for large multinationals and his non-U.S. training are valuable additions to our Board.

Committees

The Board has five standing committees:

●	Audit Committee
●	Compensation Committee
●	Finance Committee
●	Innovation and Technology Committee
●	Nominating and Corporate Governance Committee

From time to time, the Board may form ad hoc committees to address specific situations as they arise. Each committee consists solely of independent directors. All directors may attend any committee meeting, even if he or she is not a member of that committee. Our Board Chair attends all Board meetings and attends virtually all Committee meetings unless there is a scheduling conflict. Each standing committee has a written charter, which is posted in the “Investors—Corporate Governance” section of our website at www.westpharma.com. You may also request a copy of each committee’s charter from our Corporate Secretary. Below we set forth the current members of each Committee (as of the date of this Proxy Statement) and its core functions.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Audit Committee

Thomas W. Hofmann (Chair) William F. Feehery Deborah L. V. Keller Douglas A. Michels Paolo Pucci

The Audit Committee assists our Board in its oversight of: (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; and (4) our compliance with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things:

●
Reviews and discusses our annual and quarterly financial statements with Management and the independent auditors
●
Manages our relationship with the independent auditors, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming their independence
●
Oversees Management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting
●
Regularly meets with our Chief Financial Officer, internal auditors, Corporate Controller, Chief Technology Officer, Senior Director of Cybersecurity, and Chief Compliance Officer to assess financial and cyber-risks

The Board has affirmatively determined that Mr. Hofmann is an “Audit Committee Financial Expert” as defined in SEC regulations. Past Audit Committee members Mr. Buthman and Mr. Friel also remain Audit Committee Financial Experts. In 2022, the Audit Committee met six times. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Principles.

Compensation Committee

Douglas A. Michels (Chair) William F. Feehery Thomas W. Hofmann Molly E. Joseph Deborah L. V. Keller

The Compensation Committee co-develops with Management our overall compensation philosophy, and determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers, reviews our talent management and succession planning for key positions and oversees our cash and equity-based incentive compensation plans.

Additional information about the roles and responsibilities of the Compensation Committee can be found under the heading “Compensation Discussion and Analysis.” In 2022, the Compensation Committee met five times. All members of the Compensation Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Finance Committee

Mark A. Buthman (Chair) Robert F. Friel Molly E. Joseph Myla P. Lai-Goldman Stephen H. Lockhart

The Finance Committee reviews proposals made by Management and makes recommendations to the full Board regarding the capital structure of the Company and capital allocation priorities of the Company. The Finance Committee analyzes and makes recommendations to the full Board with respect to potential opportunities for business combinations, acquisitions, mergers, dispositions and divestitures involving the Company. The Finance Committee also oversees the process of identifying, negotiating, consummating and integrating potential strategic transactions. In 2022, the Finance Committee met seven times. All members of the Finance Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Innovation and Technology Committee

Myla P. Lai-Goldman (Chair) Mark A. Buthman Robert F. Friel Molly E. Joseph Stephen H. Lockhart

The Innovation and Technology Committee provides guidance to our Board on the Company’s product, service and technology portfolio and its effects on the Company’s growth, performance and competitive position. This Committee also reviews, evaluates and makes recommendations related to the Company’s research and development programs and initiatives and their alignment with the Company’s overall strategy, including the assessment of emerging gaps or opportunities identified by Management, and assists the Company in reviewing emerging science and technology trends and in helping the Board make well-informed choices about investments in new technology. Importantly, this Committee also reviews changes in the quality and regulatory landscapes that may impact on our existing product portfolio and future development projects. Lastly, this Committee reviews the Company’s intellectual property portfolio and strategy. In 2022, the Innovation and Technology Committee met five times.

Nominating and Corporate Governance Committee

William F. Feehery (Chair) Robert F. Friel Deborah L. V. Keller Paolo Pucci

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members, recommends nominees for director and officer positions, reviews our commitment to DEI, determines the appropriate size and composition of our Board and its committees, monitors a process to assess Board effectiveness, reviews related-party transactions and considers matters of corporate governance. The Committee further monitors and oversees the Company’s efforts related to ESG matters. The Committee also reviews and makes recommendations to the Board regarding compensation for non-employee directors and administers director equity-based compensation plans. In 2022, the Nominating and Corporate Governance Committee met five times. All members of the Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

The Board’s Role in Risk Oversight

The Board and its Committees play an active role in overseeing Management’s day-to-day responsibility for assessing and managing our risk exposure.

The Board regularly reviews and monitors the risks associated with our enterprise strategy, financial condition and operations and specifically reviews the enterprise risks associated with our five-year plan. In particular, the Board reviews our risk portfolio, confirms that Management has established risk management processes that are functioning effectively and efficiently and are consistent with our corporate strategy, reviews the most significant risks and determines whether Management is responding appropriately to these risks.

The Board performs its risk oversight role by using several different levels of review. Each Board meeting begins with an overview by the CEO that describes the most significant issues, including risks affecting the Company, as well as business updates from each reportable segment. In addition, the Board reviews in detail the business and operations of each reportable business segment quarterly, including the primary risks associated with that segment.

Our Enterprise Risk Management (“ERM”) program helps us manage the risks inherent in our business, by gaining a greater understanding and awareness of risks facing the business, ensuring risk-appropriate mitigation efforts are in place and regularly monitoring and ensuring the Company meets or exceeds the expectation of all stakeholders, including investors and regulators. The ERM program includes both a top-down and bottom-up risk identification and management (“RIM”) process, security risk management, crisis management, business continuity and disaster recovery elements. Our integrated framework includes the methods and processes the Company uses to identify and address the risks most likely to positively or negatively impact our ability to meet business objectives and achieve strategic initiatives.

During 2022, we transitioned to the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) ERM framework, which is a top benchmark for public companies. This framework includes the elements of (1) developing a strong governance and risk-aware culture; (2) embedding ERM concepts into strategic planning; (3) identifying ERM risks, scoring and prioritizing; (4) reviewing and revising critical response plans; and (5) continuously identifying and sharing information across the network.

This ERM process considers materiality of risks by assessing the importance to our external stakeholders and the importance to our success. The materiality matrix can be found in West’s Corporate Responsibility Report on our website at: www.westpharma.com/about-west/corporate-responsibility. Information on that website is updated periodically and believed to be true at the time it is posted, but it is not filed and does not constitute part of this Proxy Statement.

We have enhanced our multidisciplinary ERM and Security team to better position the Company to evaluate, control and respond to the risks and challenges presented by unforeseen natural and human-caused disasters and health crises. This includes hiring our first full-time dedicated enterprise risk manager who engaged in a robust review to identify our most significant risks. Our ERM function works with functional leaders and partners with our Internal Audit and Compliance departments to increase visibility, accountability and communication. Additionally, our dedicated Business Continuity and Resilience team engaged our manufacturing sites to review and substantially update our business continuity plans to ensure consistency of delivering quality products during times of crisis, particularly considering our role in the global healthcare supply chain.

We apply an enterprise-wide approach to Business Continuity Management (“BCM”) to maintain a duty of care to employees, protect customers and corporate assets and minimize financial, legal, reputational and strategic impact. Additionally, West aims to ensure the continuation and rapid recovery of critical business, manufacturing and distribution activities during major internal or external incidents. The BCM program aligns with the International Standards Organization (ISO) 22301 and other applicable standards and regulatory requirements. Executive leadership provides program sponsorship and governance at global, regional and local levels. As a result, BCM entails all business and administrative areas within West in terms of planning, training and exercising.

The Board monitored, reviewed and approved the enhancements to our ERM program. Several Board and Committee meetings provided updates regarding our progress in updating our program. They assisted with risk assessment, defining risk tolerance and validating the ERM process. Overall, the Board focuses on the enterprise risks affecting the Company.

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Each Board Committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility, as cataloged through the RIM process, including:

●	The Audit Committee oversees the processes used in our ERM program and also oversees the management of financial reporting, compliance, litigation and cybersecurity risks, as well as the steps Management has taken to monitor and control such exposures
●	The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company
●	The Finance Committee assesses the risks associated with allocation of our capital, potential acquisitions, divestitures and major business partnerships
●	The Innovation and Technology Committee reviews risks associated with emerging, and potentially disruptive, science and technology trends, quality and regulatory landscapes changes, intellectual property and our innovation, research and development and technology strategy
●	The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, communications with shareholders, ESG and the effectiveness of the Board

Although each Committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through regular Committee reports.

Cybersecurity

Cybersecurity is of special concern, and the Audit Committee oversees the vital work necessary to understand our cybersecurity risk and the related risk mitigation activities, including an assessment of the strength and depth of our defenses and processes to maintain security. At each of its quarterly meetings, the Audit Committee reviews cybersecurity strategy, risks and Key Performance Indicators (“KPIs”) and separately meets with our Senior Director, Infrastructure and Cybersecurity; Senior Director, Internal Audit; and Chief Compliance Officer who provide additional insight into our cybersecurity and privacy strategy and tactics. The full Board also receives regular updates from the Audit Committee and key team members responsible for cybersecurity. Management regularly reviews with the Audit Committee and the Board the possible impact of cybersecurity issues that may arise with tools we use to manage the ordinary course of business, such as our public facing website and e-commerce interface and during times of crisis, when such risks are even greater.

Our approach to mitigating cybersecurity risks includes, but is not limited to: periodic reviews and penetration tests conducted by third party experts; independent ethical hacking and penetration tests of our internal and external services to assess and strengthen our security controls; mandatory security audits for any interfaces that will be interacting with our environment; following secure coding, review and threat modeling best practices; vulnerability scanning of internet accessible assets in collaboration with the Cybersecurity and Infrastructure Security Agency—a part of the U.S. Department of Homeland Security; and internal and external trainings for team members. We have adopted the National Institute of Standards and Technology Framework (the “NIST Framework”), which provides a comprehensive method for developing a flexible, repeatable, performance-based and cost-effective approach to identifying and managing cybersecurity risks. We use the NIST Framework to assess and improve our security posture, including engaging Deloitte in 2021 to analyze our information security capabilities against the NIST Framework.

Our cybersecurity defenses also utilize technologies such as next generation firewalls, intrusion detection and prevention measures, security information and event management, anti-malware, advance threat protection, multifactor authentication, network segmentation and encryption to ensure the privacy and security of our customers’ data. We also have a dedicated Security Operations Center, monitoring our applications and infrastructure on a 24-by-7 basis which is integrated with our enterprise crisis management framework. In 2022, West did not suffer any known cybersecurity breaches.

Each year, we hold a robust, global Cybersecurity Awareness Campaign across the Company to reinforce key messages around cybersecurity. Employees are required to complete various trainings on cybersecurity upon hire and on an annual

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basis, including internally developed cybersecurity training, anti-phishing training and general information security trainings, all of which are provided in multiple languages. We provide continuous updates to our employees, educating them on latest cybersecurity threats and how to protect the Company’s systems and assets. We also conduct periodic simulated phishing attacks to identify areas of improvement in employee behavior, including retraining employees as part of the simulated phishing exercises.

Executive Officer Succession Planning

One of the primary responsibilities of the Board is to ensure that West has the appropriate Management to execute our long-term strategy. Our Corporate Governance Principles state the Board must plan for succession with respect to the CEO and monitor Management’s succession planning for other key executives. In fulfilling this duty, the Board, together with the CEO and Chief Human Resources Officer (“CHRO”), reviews at least annually, the development and retention plans of senior Management talent as well as succession plans for the CEO and other senior Management positions.

During these reviews, the Board discusses:

●	Management performance
●	Strengths and developmental opportunities needed to prepare senior leaders for greater responsibilities
●	Potential internal development job changes
●	Succession plans including leadership pipeline, development plans and timelines
●	Diversity of leadership and pipeline candidates
●	Detailed assessment of the members of the executive leadership team who potentially could succeed the CEO; this review includes a discussion about development plans to help prepare each individual for future succession

In addition, our CEO has as an annual goal regarding the development of senior leaders and the maintenance of the global succession plan for key positions within the Company. To that end, detailed succession and contingency plans in the event the CEO becomes unable to serve for any reason are in place. These plans are reviewed annually by the NCGC and discussed with the Board. Finally, throughout the year, Board members are exposed to leadership pipeline candidates through Management presentations, roundtable discussions and informal meetings to assess the depth of our leadership pipeline.

CEO Evaluation Process

In assessing the performance of our CEO, the independent directors engage in a robust assessment process that is managed throughout the year and culminates in a formal annual performance review. The assessment includes the following:

●	Independent directors approve the CEO’s annual business objectives consisting of both qualitative and quantitative progress against the pillars of our enterprise strategy including: Customer Experience, Operational Effectiveness, Products and Services Expansion, Enterprise Capabilities, People and Culture and Financial Goals
●	A comprehensive analysis is undertaken by our Compensation Committee’s independent consultant on the robustness of West’s financial targets compared against the performance of the peer companies in our Business Segment Group (more details can be found in the “Compensation Discussion and Analysis” section under the “External Benchmarking” heading later in this Proxy Statement)
●	Each quarter, the independent directors review the progress made against each objective via a CEO scorecard where the CEO undertakes a self-assessment of performance against the approved annual objectives

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●	Annual anonymous evaluation of the CEO’s individual performance by the independent directors on numerous factors, including leadership, strategic planning, financial performance, team member development and engagement, external and internal relations and interactions with the Board
●	An analysis of West’s total performance over a multi-year period, a competitive benchmark analysis and other relevant information is submitted to the independent directors

Working with the Compensation Committee’s independent compensation consultant, the Chair of the Compensation Committee considers all this information in developing its recommendations for compensation, as discussed below in our “Compensation Discussion and Analysis.”

Environmental, Social and Governance Responsibilities

As a leader in our industry, we recognize our responsibility to conduct business in a sustainable manner and strive to be a good corporate citizen. Our Board helps to shape and monitor Management’s approach to material sustainability factors that impact our business. Over the past decade, our ESG efforts have included several key areas of focus: Employee Health and Safety, Quality, Compliance and Ethics, Diversity, Equity and Inclusion, Philanthropy and Environmental Sustainability. More recently, we established a cross-functional ESG Steering Committee made up of leaders in various business functions, which is responsible for helping to set our ESG strategy and ensure it is tied to our overall business strategy. We have adopted a stakeholder approach that considers our shareholders, team members, customers, patients, vendors, the Board, regulatory bodies, finance, operations and our obligations to serve the greater good. The ESG Steering Committee and the ESG team fosters two-way communication between West and these stakeholders. West’s Management also routinely reviews materials published by our shareholders and key customers and directly engages with these same stakeholders on key ESG topics. Management updates the NCGC on ESG strategy and communications and reports progress regularly and directly to the Board. Other Board committees are consulted on important related ESG issues.

Using tools such as gap analysis, cost-benefit analysis, risk and opportunity analysis and consulting with subject matter experts, the ESG Steering Committee has identified six priority areas in our 100th year with goals that we will strive to achieve by 2030. These priority areas are:

1.	Climate, Greenhouse Gases (“GHG”) and Renewable Energy
2.	Environmentally-focused Research and Development
3.	Operational Waste Reduction
4.	Sustainable, Diverse and Responsible Supply Chain
5.	Talent Attraction with a focus on People Managers, Diversity, Equity and Inclusion (“DEI”)
6.	Team Member Retention and Engagement with a focus on People Managers and DEI

As we further refine and establish KPIs, which we expect to align with best practices, our enhanced strategy will be described in our future ESG Reports beginning later this year.

We have received multiple awards for our Corporate Responsibility efforts during 2022, including recognition in Barron’s as a Top 50 Performer of the Most Sustainable Companies in America, significantly improving our ranking in Newsweek’s Most Responsible Companies to number 118, being AA rated (top 5%) by Morgan Stanley Capital International (“MSCI”) and Environmental and Social Quality Scores from ISS Corporate Solutions in the top decile.

Detailed below is a brief overview of our progress, which is generally made available in May on our website at www.westpharma.com/about-west/corporate-responsibility. As noted above, information is included for reference in this Proxy Statement, but is not deemed filed. Our goals, which were reestablished in 2019 after meeting and exceeding prior goals, align with our Company’s strategy as well as with the United Nations Sustainable Development Goals. As a

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measure of continuous improvement, West has increased disclosure regarding ESG issues over the past several years and aspires to continue to expand our public reporting and transparency in this area.

Health and Safety. Providing a healthy and safe environment for our team members is a fundamental responsibility for Management. We have continued to improve our safety performance through the creation, implementation and execution of leading indicator programs that drive positive lagging indicator performance. In 2022, our goal was to increase program effectiveness through enhanced team member involvement, embedding the safety responsibility deeper into operations and improving tools for proactively identifying, reporting and mitigating risk before an incident can occur. This demonstrated commitment to safety coupled with proactive team member engagement allowed West to achieve our lowest Recordable Incident Rate (RIR) in Company history (0.67).

Quality. At West, we are committed to safeguarding the health and safety of patients who use our products and services. We provide high-quality products that are designed to be safe and effective for their intended use. Quality product and system controls are designed to ensure compliance with our high standards and applicable FDA current Good Manufacturing Practices, the International Organization for Standardization standards and other applicable global Ministry of Health regulatory requirements. West utilizes customer feedback and manufacturing data to improve processes and product performance. We have established aggressive and measurable goals to achieve by 2024, which target reductions in manufacturing defects, out-of-specification customer complaints and costs of poor quality while also increasing customer complaint response timeliness.

Business Compliance & Integrity. Our compliance program is designed to hold ourselves to the highest standards of quality, integrity and respect as outlined in our Code of Conduct, described later in this Proxy Statement. The program is supported by our education and training program led by our Chief Compliance & Privacy Officer and our annual Compliance Week awareness efforts. West also has significantly enhanced its data privacy efforts and emphasized the importance of speaking up, which is an inherent part of our open-door culture.

Diversity, Equity and Inclusion. As discussed above, we strive to create and maintain a workplace rich with diverse talents, ideas and backgrounds, and to create an inclusive environment for all team members to succeed. We have increased awareness, adopted affirmative action programs to identify any gaps and strengthened programs and policies, including a global anti-discrimination and anti-harassment policy. We also maintain team member resource groups to support our culture of respect and inclusion, including creating a new resource group in 2022 called the West disAbility Network. We have restructured our talent development programs with an increased emphasis on DEI issues. Our DEI goals for the next five years include initiatives to increase our ability to attract, develop and retain underrepresented talent at all levels of the organization, while fostering exceptional employee experiences for all team members given their diversity and deepening our cultural competence to enhance inclusivity in the workplace.

Philanthropy. West has long placed importance in supporting charities, particularly as they relate to children, people with disabilities, healthcare and Science Technology Engineering and Math (“STEM”) education in the communities where our team members live and work. In support of our corporate and ESG missions, we are also increasing our charitable giving in the areas of sustainability, social justice and access to healthcare. In addition, in 2022, West directed funding to nonprofits specifically working to address the COVID-19 pandemic and the Ukraine war. In 2022, charitable giving by the Company, our team members and the Herman O. West Foundation totaled approximately $3.9 million. Despite the continued pandemic, we safely recorded almost 2,400 hours of volunteerism by our team members across our global sites. In the seventh year of our annual food drive, we collected over 64,000 pounds of food, and we infused close to $600,000 into cancer research/support, manufacturing readiness/STEM education, DEI and scholarships. The foundation and our team members have generously donated their resources and time to help those in need in the communities where we live and work. It’s an enduring commitment that we are proud to carry forward with an even greater, more positive impact on the world.

Environmental Sustainability. We strive to be stewards of a sustainable future by factoring environmental considerations into our decision making for raw materials, production processes and distribution methods. During 2022, we embedded ESG considerations into many of the decision-making processes and worked toward more sustainable solutions. As noted above, we will have additional aggressive KPIs established this year for 2030. Over the past 5 years, we have significantly increased the recycling of our waste while reducing our energy and water consumption year over year. Our current goals are to improve our energy efficiency (by 15%), reduce absolute emissions (by 10%) and reduce water consumption (by 10%) by 2023, while striving to reduce landfill waste by 90% over that same period. We expect to achieve or exceed

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these goals. We also have developed a renewable energy roadmap that we will execute over the next decade and beyond to achieve greater GHG emission reductions and targets that align with science-based targets (“SBTi”).

Human Capital Management

West is committed to fostering an inclusive and collaborative culture where each person is valued, bringing forth innovation, learning and growth for all our team members. The CEO and the executive team members review diversity and inclusion objectives throughout the year to ensure progress against our aspirational goals. As of the date of this Proxy, six of West’s 9 elected officers are women and/or People of Color. Our focus on talent acquisition, performance management, resource planning and leadership development are strongly aligned with our DEI strategies. Semi-annually, our Board reviews West’s human capital metrics, such as hiring, attrition and diversity data, which are also used to focus on our annual talent review.

Embedded in our culture is the commitment to safety. The safety of our teams starts at the top and is driven throughout our business by every level of management and by every team member across the globe. It is a commitment made to each other. In our 2022 employee engagement survey, 98% of our team members indicated that they understand their role in creating a safe environment. West’s global Health, Safety and Environment (“HSE”) team is a critical component in leading and monitoring the safety efforts at our sites. West’s Health, Safety and Environment Executive Council oversees all global efforts, identifies and shares best practices across our operations team to monitor and guide our HSE process.

West is committed to providing fair and competitive compensation and benefits programs to attract, retain and reward high performing team members at all levels. We offer a comprehensive total rewards program to support the health, financial and homelife needs of our team members. Total Rewards at West are defined as the value of the compensation and benefits programs offered to team members, which aim to reflect the value of the job and the contribution of the individual, while linking team members’ performance to business and personal results. Based on country of employment, West may provide health care and retirement savings programs, as well as paid time off, flexible work schedules and a global Employee Assistance Program.

2022 Shareholder Engagement

Our Board considers regular and constructive engagement with our shareholders to be critical for effective corporate governance. To ensure that the Board considers shareholder views on compensation, corporate governance, ESG, financial and operational strategy and other significant matters, we maintain an active shareholder engagement program. Throughout the year, Management meets with our actively managed, institutional shareholders, which own a majority of our shares. Engagement is a cohesive process involving many functional leaders at West that continues all year long. We present at formal events and also respond to more informal one-on-one meetings on topics collaboratively selected with our shareholders. At every Board meeting, Management discusses feedback provided by our shareholders and solicits Board input, which further informs and bolsters our corporate governance and related efforts.

One area of focus for us and our shareholders is the alignment of pay and performance in a manner that enhances shareholder value. Our shareholders have historically expressed support for our performance goals and metrics. Additionally, Management continues to hear our shareholders express support for our corporate governance framework and Board policies, including our tenure policies. In 2022, we actively engaged with shareholders concerning the change to our Board leadership structure, Board diversity, employee diversity and ESG/sustainability issue.

Communicating with the Board

You may communicate with the Chair of the Board or the independent directors as a group by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341. Communications to a particular director should be addressed to that director at the same address. Our Corporate Secretary maintains a log of all communications received through this process. Communications

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to specific directors are forwarded to those directors. All other communications are given directly to the Chair of the Board who decides whether they should be forwarded to a Board committee or to Management for further handling.

Director Education and Onboarding

The Board believes shareholders are best served by Board members who are well-versed in corporate governance principles and other subject matters relevant to board service. The Board arranges for a series of annual educational presentations on its calendar. During 2022, we held several education sessions including presentations on shareholder engagement and the life sciences industry, as well as education regarding West’s products, including a tour of one of West’s labs. Also, to encourage continuing director education, all directors may attend any director education programs they consider appropriate to stay informed about developments in corporate governance and the markets we serve. The Company reimburses directors for the reasonable costs of attending director education programs.

The Board also works with Management to ensure that new directors are onboarded through a robust process. The onboarding process includes educational meetings with all officers and other critical members of senior Management who provide insight into the Company’s business, strategy and culture; the Board and its Committees; Company policies; and fiduciary and legal obligations. All directors have access to online resources maintained by the Company which includes key charters, policies, procedures, principles, corporate governance documents and similar information. Additionally, all directors are provided access to analyst reports, press releases and investor presentations.

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Corporate Governance Documents and Policies

Our principal governance documents are our Corporate Governance Principles, Board Committee charters, director qualification standards, including our Independence Standards and Code of Conduct. Aspects of our governance documents are summarized below. We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success. The documents are available in the “Investors—Corporate Governance” section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and duties, Board and committee composition, organization and leadership. Our NCGC reviews our Corporate Governance Principles annually to ensure they meet best practices in corporate governance. In 2022, the NCGC amended the Corporate Governance Principles to emphasize the strong link between the Lead Independent Director and the Chair in leading the Board. Our Corporate Governance Principles address, among other things:

●	Statements of the Board’s commitment to high ethical standards and principles of fair dealing
●	The requirement to hold separate executive sessions of the independent directors
●	The importance of robust executive succession planning and the role of directors in succession planning
●	The Board’s policy on setting director compensation and director share ownership guidelines
●	Guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members
●	The importance of DEI and a diverse mix of backgrounds to the Company’s long-term business needs
●	Ensuring processes are in place for maintaining an ethical corporate culture that is communicated and embraced by our team members and business partners
●	Monitoring and overseeing efforts on ESG initiatives
●	Guidelines on outside board memberships
●	Policies on making charitable contributions and prohibition of political contributions
●	Policies on access to Management
●	Requirements for fostering leadership development by senior executives
●	Statements of our executive compensation philosophy and our independent auditor standards
●	Director orientation and education
●	Assessments of Board and Committee performance to determine their effectiveness

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West’s Code of Conduct

All of our team members, officers and directors are required to comply with our Code of Conduct (“COC”) as a condition of employment or service. The COC provides guidance on fundamental ethical and compliance-related principles and practices such as: accurate accounting records and financial reporting; avoiding conflicts of interest; diversity, equal opportunities and respect in the workplace; environment, health and safety; protection and proper use of property and information; and compliance with legal and regulatory requirements. The Board reviews the COC regularly to ensure effectiveness and approved revisions in 2022 to enhance the content structure focused on key principles of ethical business conduct. The Board has adopted a comprehensive Business Compliance and Integrity Program, which was modernized and enhanced with a restatement in July 2020 to align with the U.S. Department of Justice’s guidance on the evaluation of corporate compliance programs.

Additionally, the Board has adopted a Supply Chain Policy Statement, as required under the laws of the United Kingdom, which are similar to those in California. This Supply Chain Statement indicates West’s compliance with various acts and reaffirms our commitment to the Pharmaceutical Supply Chain Initiative (“PSCI”). PSCI supports the efforts of pharmaceutical suppliers to meet industry expectations with respect to ethics, labor, health and safety, environmental and management systems, including a prohibition against the use of forced, bonded or indentured labor. These commitments are also reflected in our Business Partner Code of Conduct. Both codes are available here: www.westpharma.com/about-west/corporate-responsibility/compliance-and-ethics. Jessica Colón is our Chief Compliance & Privacy Officer and reports directly to the Audit Committee of the Board on all compliance matters. Ms. Colon trains the Board on compliance matters and delivers reports on program developments and initiatives to the Audit Committee regularly and no less than annually to the full Board.

Director Independence

Our Board has adopted a formal set of categorical Independence Standards. The Independence Standards meet or exceed the independence requirements of the NYSE corporate governance listing standards. Under the Independence Standards, a director must have no material relationship with us other than as a director. The Independence Standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, members of our senior Management or their affiliates. The full text of the Independence Standards may be found under the “Investors—Corporate Governance” section on our website at www.westpharma.com.

The NCGC undertook its annual review of director independence in February 2023. As a result of this review, the NCGC recommended, and the full Board concurred, that no revision of the Independence Standards was required. Subsequently, the Board considered whether any relationships described under the Independence Standards between the Company and each individual director existed. The Board affirmatively determined that each of its non-employee directors is independent of the Company and Management as defined under the Independence Standards.

Related Person Transactions and Procedures

The Board has adopted written policies and procedures relating to the NCGC’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations. A “related person” includes our directors, officers, 5% shareholders and their immediate family members.

Under these policies, the NCGC reviews the material facts of all related-person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other actions.

In approving a transaction, the Committee will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

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The Committee reviews and pre-approves certain types of related person transactions, including certain transactions with companies at which the related person is an employee only, and charitable contributions that would not disqualify a director’s independent status. The policy and procedures can be found in the “Investors—Corporate Governance” section of our website, www.westpharma.com.

We have no related person transactions required to be reported under applicable SEC rules.

Political Contributions and Lobbying

While we encourage directors, officers and team members to become involved in the political process in their individual capacity, including personal contributions to political campaigns, no West team member or director may conduct personal political activity on Company time or use Company funds, property or equipment for political activities. We prohibit the use of Company funds and assets to support political candidates, parties or ballot measures. As a Company, we comply with the laws related to contributing to, directly or indirectly, political organizations and government officials where appropriate. Under our Corporate Governance Principles, the Board is responsible for overseeing the process used by the Company to ensure the Company’s policy prohibiting political contributions is effectively implemented.

The Company made no political contributions in 2022 but does hold membership in recognized and reputable industry groups that may conduct lobbying activities. West supports trade associations to advance collaborative approaches to problems faced by companies engaged in the same industries that we are in, but our support does not extend to use of our funds to support any candidate, party or ballot measure. We also monitor the major policy positions taken by these associations to ensure they are consistent with our positions.

Anti-Hedging and Pledging Policies

We prohibit directors, officers and team members from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, executive officers and other senior team members from engaging in pledging or hypothecating our securities as collateral for a loan without demonstrating to the General Counsel that a director or officer has the financial capacity to repay the loan. It is expected that this exception would be permitted only in exceedingly rare circumstances. We have never granted an exception or waiver to these policies. No pledging is permitted to cover margin debt. Additionally, no West securities may be held in a margin account by directors or officers because there is a risk of the shares being sold without consent. Directors and officers are prohibited from engaging in short sales or other short-position transactions in West securities as well.

Share Ownership Goals

Directors.  To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in value to at least five times their annual retainer. The directors elected prior to 2021 meet this requirement, including directors who are still within the initial three-year period. Ms. Joseph and Dr. Lockhart, who were appointed in August 2021 and July 2022 respectively, have not yet met the ownership goal, but are expected to do so during the required period.

Officers.  Share ownership goals further align an officer’s interests with those of our shareholders and encourage a long-term focus. Within five years of attaining their position, all executive officers must acquire shares of common stock with a value equal to designated multiples of their base salary. The Compensation Committee established a goal of six times base salary for the CEO and two times base salary for all other named executive officers. A full description of the approved changes and the officer share ownership requirements can be found in our “Compensation Discussion and Analysis.”

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Stock Ownership

The table below shows the number of shares of our common stock beneficially owned as of February 28, 2023, by each of our directors, each NEO and all current directors and executive officers as a group. For executive officers, in addition to shares owned directly, the number of shares includes: (1) vested shares held in participant accounts under our 401(k) plan, Nonqualified Deferred Compensation Plan for Designated Employees (“Employee Deferred Compensation Plan”) and Employee Stock Purchase Plan; and (2) time vested restricted stock and Restricted Stock Units (“RSUs”) held in various incentive plan accounts, unless receipt of those shares has been deferred. For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Nonqualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).

	Common	Options Exercisable	Percent
Name	Stock	Within 60 Days	of Class
Silji Abraham	6,049	25,376	*
Bernard J. Birkett	4,950	46,765	*
Annette F. Favorite	20,966	48,714	*
Eric M. Green	129,439	664,516	*
Quintin J. Lai	13,116	27,013	*
Kimberly B. MacKay	638	4,139	*
Cynthia Reiss-Clark	4,329	12,246	*
Chad Winters	1,494	3,383	*
Charles Witherspoon	1,833	6,625	*
Mark A. Buthman	40,292	0	*
Robert F. Friel	2,439	0	*
William F. Feehery	29,222	0	*
Thomas W. Hofmann	44,140	0	*
Molly E. Joseph	1,335	0	*
Deborah L. V. Keller	8,437	0	*
Myla P. Lai-Goldman	17,238	0	*
Stephen H. Lockhart	455	0	*
Douglas A. Michels	43,083	0	*
Paolo Pucci	8,728	0	*
All directors and executive officers as a group (19 persons)		838,777

*	Less than one percent of outstanding shares

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STOCK OWNERSHIP

Based on a review of filings with the SEC, we have determined that the persons listed below hold more than 5% of the outstanding shares of our common stock. Unless otherwise stated, each holder has sole voting and dispositive power over the shares listed. Percent of class information based on public filings, which are stated as of December 31, 2022.

Name and Address of Beneficial Owner	Shares	Percent of Class
The Vanguard Group, Inc.	8,988,409(1)	12.14%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.	8,148,624(2)	11.0%
55 East 52nd Street
New York, NY 10022

(1)	Includes sole voting power over no shares and shared voting power over 110,256 shares and sole dispositive power over 8,677,621 shares and shared dispositive power over 310,788 shares.
(2)	Includes sole voting power over 7,514,669 shares and sole dispositive power over all shares listed.

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DIRECTOR COMPENSATION

Director Compensation

2022 Non-Employee Director Compensation

Our Director compensation structure is reviewed annually by the Board in consultation with Pay Governance LLC (“Pay Governance”), our independent compensation consultant. The compensation structure in effect for 2022 is set forth below:

Compensation Item	Amount
Annual Retainers and Chair Fees
Board membership	$90,000
Chair of the Board	—
Lead Independent Director	40,000
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
All Other Committee Chairs	15,000
RSUs	190,000

Given the composition of the Board Leadership as of May 24, 2022, no additional chair fee was paid to Mr. Green in 2022. The Board determined that the Lead Independent Director should receive an additional $40,000 retainer, paid quarterly and subject to deferral under the Directors’ Nonqualified Deferred Compensation Plan. Mr. Pucci’s retainer for 2022 was prorated for the length of time he acted as Lead Independent Director. Mr. Buthman’s retainer for 2022 was prorated for the length of the time he acted as Finance Committee Char.

The following table shows the total 2022 compensation of our non-employee directors.

2022 Non-Employee Director Compensation

	Fees Earned or Paid		All Other
Name	in Cash ($)	Stock Awards ($)	Compensation ($)	Total ($)
Mark A. Buthman	99,083	190,055	17,584	306,722
William F. Feehery	105,000	190,055	16,508	311,563
Robert F. Friel	90,000	190,055	1,233	281,288
Thomas W. Hofmann	110,000	190,055	18,094	318,149
Molly E. Joseph	90,000	190,055	10,739	290,794
Deborah L. V. Keller	90,000	190,055	2,599	282,654
Myla P. Lai-Goldman	105,000	190,055	13,820	308,875
Stephen H. Lockhart	38,527	153,924	11,122	203,573
Douglas A. Michels	110,000	190,055	20,135	320,190
Paolo Pucci	120,139	190,055	2,593	312,787
Patrick J. Zenner (retired May 24, 2022)	31,556	—	49,602	81,158

Fees Earned or Paid in Cash

The amounts in the “Fees Earned or Paid in Cash” column are retainers earned for serving on our Board, its committees and as committee chairs and Chair, as applicable. All annual retainers are paid quarterly. Dr. Lockhart was appointed a Director on July 26, 2022, and, therefore received a partial third quarter retainer of  $16,027. The amounts are not reduced to reflect elections to defer fees under the Director Deferred Compensation Plan. During 2022, Ms. Joseph deferred 100% of her fees.

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DIRECTOR COMPENSATION

Stock Awards

The amounts in the “Stock Awards” column reflect the grant date fair value of stock-settled RSU awards made in 2022 and the grant date fair value as determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. On May 24, 2022, each non-employee director was awarded 632 RSUs, with a grant date fair market value of $300.72 per share based on the closing price of our common stock on the award date. These awards had a grant date fair value of approximately $190,000. Upon Dr. Lockhart’s appointment, he was awarded a prorated award for his service from August 1, 2022 to the next Annual Meeting of 454 RSUs with a grant date fair market value of $339.04 per share based on the closing price of our common stock on the award date. The prorated award had a grant date value of approximately $153,924. For a discussion on RSU grant date fair value, refer to Note 14 of the consolidated financial statements in our 2022 Annual Report.

RSUs are granted on the date of our Annual Meeting and fully vest on the date of the next Annual Meeting so long as a director remains on the Board as of that date. Generally, all unvested grants of equity forfeit upon termination. However, if a director retires during the calendar year that he or she reaches our mandatory retirement age, the award will vest on a monthly basis through retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan. In 2022, all directors elected to defer their awards with the exception of Mr. Buthman, Dr. Lockhart and Mr. Hofmann. All awards are distributed as shares of common stock, as described below. When dividends are paid on common stock, additional shares are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

The table below shows the number of outstanding stock awards held by each director at year-end. No directors have any outstanding options.

Outstanding Director Stock Awards at Year-End 2022

	Vested Annual	Unvested Annual Deferred	Total Outstanding
	Stock	Stock and Stock-Settled RSU	Stock
Board Member	Awards (#)	(#)	Awards (#)
Mark A. Buthman	40,264	633	40,897
William F. Feehery	28,569	633	29,202
Robert F. Friel	1,805	633	2,437
Thomas W. Hofmann	41,644	633	42,277
Molly E. Joseph	701	633	1,334
Deborah L. V. Keller	7,798	633	8,431
Myla P. Lai-Goldman	16,593	633	17,225
Stephen H. Lockhart	—	454	454
Douglas A. Michels	42,420	633	43,053
Paolo Pucci	8,089	633	8,722
Patrick J. Zenner (retired May 24, 2022)	62,992	—	62,992

All Other Compensation

The amounts in the “All Other Compensation” column include Dividend Equivalent Units (“DEUs”) credited to accounts under the Director Deferred Compensation Plan. The amounts also include charitable donations of $10,000 made by the Company at the request of Mr. Buthman, Dr. Feehery, Mr. Hofmann, Ms. Josephs, Dr. Lai-Goldman, Dr. Lockhart and Mr. Michels. The Company’s foundation also matched $1,000 each in charitable donations made by Dr. Feehery, Mr. Hofmann and Dr. Lockhart; those amounts are also included in this column. Finally, the Company made a charitable donation of $20,000 in honor of Patrick J. Zenner’s retirement from the Board on May 24, 2022.

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DIRECTOR COMPENSATION

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates. Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank. Stock-unit accounts are credited with DEUs based on the number of stock units credited on the dividend record date.

The value of a director’s account balance is distributed on termination of Board service. The value of a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock. Pre-2014 stock units may be distributed in cash in lieu of stock if a director made an election in 2013. All post-2013 stock units are only distributable in stock. Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments. If a director elects the installment option, the cash balance during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with DEUs until paid.

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2022. All values on the following table are determined by multiplying the number of stock units or shares of deferred stock, as applicable, by $235.35, the fair market value of a share of stock on December 30, 2022. A portion of the stock units reported below may relate to deferred compensation that has previously been reported in the “Fees Earned or Paid in Cash” column for the year the underlying compensation was earned by the director.

Director Deferred Compensation Plan at Year-End 2022

		Vested Stock—Settled Unit
	Cash-Settled Stock	and Deferred Stock Value	Unvested Deferred Stock	Total Account
Board Member	Units Value ($)	($)	and RSU Value ($)	Balance ($)
Mark A. Buthman	—	9,476,068	148,937	9,625,005
William F. Feehery	—	6,723,756	148,937	6,872,693
Robert F. Friel	—	424,713	148,937	573,650
Thomas W. Hofmann	—	9,800,857	148,937	9,949,794
Molly E. Joseph	—	165,051	148,937	313,988
Deborah L. V. Keller	—	1,835,265	148,937	1,984,202
Myla P. Lai-Goldman	—	3,905,079	148,937	4,054,015
Stephen H. Lockhart	—	—	106,849	106,849
Douglas A. Michels	—	9,983,610	148,937	10,132,546
Paolo Pucci	—	1,903,786	148,937	2,052,723
Patrick J. Zenner (retired May 24, 2022)	—	14,825,111	—	14,825,111

42  |  2023 Annual Meeting and Proxy Statement

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

Set forth below is the Compensation Discussion and Analysis, which outlines West’s executive compensation programs and policies and how such policies are used to align executive compensation with business performance and shareholder return. This section describes our executive compensation programs for 2022, the compensation decisions made under those programs and the factors considered by the Committee in making those decisions.

In performing its governance function, the Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis.” Based on its review and discussion with Management, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Compensation Committee

Douglas A. Michels, Chair
William F. Feehery
Thomas W. Hofmann
Molly E. Joseph
Deborah L. V. Keller

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The 2022 Compensation Discussion and Analysis describes and provides disclosure about the objectives and policies underlying our executive compensation program. It details the compensation for each of our Named Executive Officers (“NEOs”) and the factors considered by the Committee when making compensation decisions. The NEOs for 2022 are as follows:

●	Eric M. Green, President and Chief Executive Officer (“CEO”)
●	Bernard J. Birkett, Senior Vice President and Chief Financial & Operations Officer
●	Silji Abraham, Senior Vice President, Chief Technology Officer
●	Kimberly B. MacKay, Senior Vice President, General Counsel and Secretary
●	Cindy Reiss-Clark, Senior Vice President, Chief Commercial Officer

Executive Summary: 2022 Performance at a Glance

West’s long-term business strategy includes growing and expanding our products and services to meet the unique needs of our customer groups, operating with excellence to drive efficient utilization of our global manufacturing footprint and building the capabilities of our team to address current and future business needs. This strategy drives our long-term financial construct of high single digit organic sales growth annually and improved profitability year over year and, in turn, creates a sustainable business that will meet the needs of our customers, patients, shareholders and team members.

Each year, we have seen growing interest and demand for our high value product offerings, delivery device platforms and our services. Customers are also coming to West for our scientific expertise and insight into the regulatory landscape that governs our industry. This demand has translated into positive results for the business. In 2022, we reported:

●	Full-year 2022 net sales of $2.887 billion, a 2.0% increase; organic net sales growth of 7.7%; currency translation decreased net sales growth by 570-basis points
●	Full-year 2022 reported-diluted EPS of $7.73, a decrease of 10.8%, and full-year 2022 adjusted-diluted EPS of $8.58 remained unchanged from the prior year.
●	Full-year 2022 operating profit margin of 25.4%, a decrease of 4.5%, and full-year 2022 adjusted operating profit margin of 26.4%, a decrease of 1.9%
●	Full-year 2022 operating cash flow was $724.0 million, an increase of 24.0%; capital expenditures were $284.6 million, compared to $253.4 million over the same period last year, and represented 9.9% of full-year 2022 net sales; and free cash flow (operating cash flow minus capital expenditures) was $439.4 million, an increase of 32.9%

The foregoing discussion is qualified by the information contained in the performance graph in our 2022 Annual Report, the “Financial Measures and Adjustments” section beginning on page 55 of this Proxy Statement and our non-U.S. GAAP reconciliation set forth in the Form 8-K filed February 16, 2023.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 Committee Actions and Rationale

Executive Compensation Actions & Results

Reaffirmed West’s compensation philosophy of pay-for-performance that aligns executives’ incentive compensation with Company performance and stakeholder interests on both a short and long-term basis, without promoting excessive risk

Reaffirmed continuation of the two-comparator group approach used for executive and director pay and pay-for-performance benchmarking
Reviewed West’s annual global gender pay equity analysis and global reporting requirements to ensure adherence to West’s compensation philosophy

Reviewed West’s ESG objectives and discussed the inclusion of corporate metrics in incentive plans. A decision was made to continue reviewing the Corporate ESG scorecard, monitoring the external market and continue discussions on whether to incorporate into short or long-term incentive plan(s).

Governance and Compensation

Executive Compensation Philosophy

Our compensation philosophy is to provide competitive executive pay opportunities tied to our short-term and long-term success. We follow a “market median” target compensation philosophy approach, reviewing each compensation component (base salary, target AIP and LTI Awards) against the market median. However, we focus on Target Direct Compensation (“TDC”) at the market median to allow flexibility to target an individual’s component and total compensation opportunity above or below the median based on individual performance, critical skills, and recognition of current and anticipated future contributions. This overriding pay-for-performance approach enables us to attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives and realize increased shareholder value. To achieve these goals, we have adopted the following program objectives:

●	Reward achievement of both operating performance and strategic objectives
●	Align the interests of West’s leaders to those of our investors by varying compensation based on both short-term and long-term business results and delivering a large portion of the total pay opportunity in West stock. All NEOs have a minimum of 64% of at-risk compensation based on performance
●	Differentiate rewards based on performance against business objectives to drive a pay-for-performance culture, with a major portion of executive pay based on achievement of financial performance goals
●	Promote a balanced incentive focus that does not encourage unnecessary or unreasonable risk-taking
●	Be market competitive to attract and retain highly qualified senior leaders needed to drive and grow a global enterprise

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COMPENSATION DISCUSSION AND ANALYSIS

Best Practices that Support Our Executive Compensation Philosophy

The Compensation Committee oversees the governance, design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. We continue to incorporate leading design and governance practices into our compensation programs.

What We Do	What We Don’t Do

✔

Target Total Direct Compensation at the 50th percentile of our comparator group companies

✔

Provide most of the compensation through performance-based incentives

✔

Conduct realizable pay-for-performance analyses of our CEO compensation and use tally sheets to provide additional information on the appropriateness and function of our executive pay

✔

Incorporate in our CIC agreements a “double-trigger” feature requiring termination of employment to receive benefits

✔

Require executive officers to meet West stock ownership guidelines within 5-year period; if not met, ongoing compliance requirements are imposed until ownership guidelines are met

✔

Cancellation or recovery of incentive compensation based on achievement of specified financial results that are the subject of a subsequent restatement or amounts determined to have been inappropriately received due to fraud, misconduct or gross negligence

✔

Engage with an independent consultant to review compensation programs and decisions

✘

No hedging, pledging or engaging in any derivatives trading with respect to our common stock

✘

No repricing or exchange of awards without shareholder approval

✘

No individual severance agreements for executive officers other than CEO

✘

No tax gross ups

✘

No guaranteed incentive payouts

✘

No accelerated vesting of equity awards for executive officers

✘

No above market returns on deferred compensation plans

Say-on-Pay

Each year, we hold a shareholder “Say-on-Pay” advisory vote to assess the support for the compensation of our NEOs as disclosed in our Proxy Statement. In 2022, our Say-on-Pay proposal received more than 93% support, consistent with each of the previous three years.

46  |  2023 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Design

The specific elements of West’s executive compensation programs are:

Element	Objective	Type	Key Features
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market	Cash
●
Annual cash compensation that is not at risk
●
Reviewed annually against our compensation comparator groups with adjustments considered based on level of pay relative to the market, individual and Company performance

Short-term Annual Incentive

Focuses executives on annual results by rewarding them for achieving key budgeted financial targets

Links executives’ incentives with those of shareholders by promoting profitable growth

Helps retain executives by providing market competitive compensation

Cash
●
Annual cash incentive based on achievement of key business metrics: Net Sales, EPS, OCF, and Gross Profit
●
Annual incentive award payouts may vary from 0% to 200% of the targeted award based on achievement
●
Threshold performance required to achieve payment is 85% of target performance goal

Long-term Incentive Compensation (100% Equity)

Aligns executives’ interests with those of shareholders by linking compensation with long-term Company and stock price performance that benefits our team members and shareholders

Serves as both an incentive and retention vehicle for executives through multi-year Performance Stock Units (“PSU”) and stock options

Promotes a balance of longer term risk and reward, without encouraging unnecessary or unreasonable risk-taking

Typically granted as 50% PSUs and 50% stock options

Annual PSU Grant (50% of long-term incentive compensation award fair market value (“FMV”))
●
PSUs are settled three years from the grant date based on business results over a three-year performance period
●
PSUs (inclusive of DEUs) are paid in shares of Company common stock upon vesting
●
The number of shares (inclusive of accrued DEUs) that may be earned over the performance period is based on achievement against target of two equally weighted measures—sales CAGR and ROIC—and can range from 0% to 200% of the target award
●
Threshold performance required to achieve payment is 70% for each target performance metric

Annual Nonqualified Stock Option Grant (50% of long-term incentive compensation award FMV)
●
Annual awards vest in four equal annual installments and expire 10 years from the grant date
●
Option exercise prices must be equal to (or exceed) the closing price on the grant date
●
DEUs are not provided on options

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COMPENSATION DISCUSSION AND ANALYSIS

Element	Objective	Type	Key Features
Time Vesting Restricted Stock Units and Retention Options
●
Typically, only used to attract talented executives who are foregoing compensation from prior employer
●
Provides a retention tool for new executives, provides an immediate ownership stake in the Company and alignment with shareholders through an incentive to increase the stock value

Retirement	Attracts and retains executives by providing a level of retirement income and retirement savings in a tax efficient manner	401(k) Plan
●
Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to Code limits, and receive a match of 100% on the first 3% and 50% on the next 2%. In addition each team member is provided with an annual non-elective Company contribution equal to 3% of eligible earnings, Executives included.

Employee Deferred Compensation Plan
●
Extends, on a nonqualified basis, the 401(k) plan deferrals in excess of Code limits on the same terms and permits deferral of AIP and PSU awards
●
Executives may elect to defer up to 100% of their annual cash compensation

		Retirement Plan	● Provided a defined benefit plan to pre-2017 hires that transitioned to a cash balance plan formula in 2007, which was frozen in December 2018 and subsequently terminated in August 2022
Supplemental Executive Retirement Plan, (“SERP”)
●
Previously provided retirement income, on a nonqualified basis, in excess of Code limits on the same basis as the Retirement Plan
●
Eligibility was frozen for the SERP in 2017 and benefit accrual ceased in 2018

Other Compensation	Perquisites and Other Benefits		● Rarely provided except in exceptional circumstances due to unique situations

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COMPENSATION DISCUSSION AND ANALYSIS

Targeted Pay Mix

The chart below illustrates the percentage weighting of each compensation element that comprises the 2022 target TDC for the CEO and the average for the other NEOs.

Factors Used in the Compensation Process

Compensation Committee

The Compensation Committee (or the “Committee” in this section of the Proxy Statement) reviews and approves the compensation elements and the compensation targets for each of our executive officers. The Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. It administers all elements of the Company’s LTI plan, and approves the benefits offered to executive officers. Compensation decisions for the CEO are reviewed and approved by the full Board of Directors.

The Committee uses its judgment in making decisions about individual compensation elements and total compensation for our NEOs. This judgment is informed by competitive market data but primarily is focused on each NEO’s performance against his or her individual performance objectives, as well as the Company’s overall financial performance and the financial performance of the function or areas of operational responsibility for each NEO.

In making its decisions, and with guidance from our independent compensation consultant, Pay Governance, the Committee uses several resources and tools, including competitive market information, compensation trends within our comparator groups, where available, and realizable pay versus performance analysis.

The Committee also periodically reviews “tally sheets” for each of our executive officers as one of the tools to help assess the alignment of NEO pay with our performance and compensation philosophy. The tally sheets include salary, equity and non-equity incentive compensation and the value of compensation that would be paid in various termination scenarios. The tally sheets help the Committee to understand the magnitude and interplay of the various components of our compensation programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Finally, the Committee evaluates the Company’s compensation programs on an annual basis to ensure that our plans do not induce or encourage excessive risk-taking by participants.

Management

Our CEO and CHRO annually review with the Committee the performance of each executive officer and recommend to the Committee annual merit salary adjustments and any changes in annual or long-term incentive opportunities or payouts for these officers, except for the CEO. The Committee considers Management’s recommendations along with data and recommendations presented by Pay Governance.

The CHRO serves as the liaison between the Committee and Pay Governance, providing internal data on an as needed basis so that Pay Governance can produce comparative analyses for the Committee. In addition, the Company’s Human Resources, Finance and Law Departments support the work of the Committee by providing information, answering questions and responding to various requests of Committee members as required.

Independent Compensation Consultant

The Committee has engaged Pay Governance as its independent consultant to assist the Committee in evaluating the executive compensation program. The consultant provides no services to us other than advice to the Committee on executive compensation matters (including CIC matters) and to our NCGC on director compensation. In 2022, the Committee reaffirmed Pay Governance to be independent from the Company under the applicable NYSE and SEC regulations.

During 2022, Pay Governance performed the following tasks for the Committee:

✔	Provided competitive market data for the compensation of the executive officer group and provided input to the Committee regarding officer pay recommendations (including the CEO)
✔	Assessed incentive plan performance difficulty of achievement and provided related context regarding performance metric selection
✔	Updated the Committee on executive compensation trends and regulatory developments
✔	Prepared a realizable pay analysis for the CEO
✔	Conducted an in-depth review of the Company’s comparator groups
✔	Provided input on compensation program design and philosophy
✔	Monitored trends and analysis in executive and equity compensation

External Benchmarking

In support of our compensation philosophy, we reference the median compensation values of two compensation comparator groups, which we refer to as the “Business Segment Group” and the “Broad Talent Market Group.” Data from both the Business Segment Group (which generally is applicable to the CEO and CFO) and Broad Talent Market Group (applicable to all Executive Officers) are used to determine competitive pay practices for our CEO and executive officers in a wholistic manner.

The Business Segment Group is composed of public companies with operational and customer characteristics like our own business operations. These companies initially are identified by Pay Governance and then approved by the Committee with input from Management based on the following criteria: (1) size (approximately one-half to two times our annual sales); (2) industry (healthcare equipment/supplies, industrial manufacturing and life sciences tools/services); and (3) operating structure such as:

●	Global footprint with multi-plant manufacturing capabilities
●	Similar raw materials and products (elastomers, plastics, metals), and similar intellectual property profile

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COMPENSATION DISCUSSION AND ANALYSIS

●	Similar customer characteristics (complex sales cycle, quality requirements, regulatory requirements)

The Broad Talent Market Group is a larger and broader sampling of size-appropriate companies that participate in the WTW (formerly Willis Towers Watson) annual executive compensation database. Unlike the Business Segment Group, the Committee does not select individual members of the Broad Talent Market Group. Companies within the Broad Talent Market Group operate in industries that are similar, but not identical to our own industry. Industries included are: Chemicals and Gases; Electrical and Scientific Equipment and Components; Medical Supplies and Equipment; and Pharmaceutical and Biotechnology.

Given our size and business portfolio, it is challenging to identify a robust sample of appropriate market compensation peers that fit conventional criteria. Therefore, we believe that using a balance of business and talent market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and reasonably represents our labor market for executive talent.

The Committee believes it is good governance to periodically review our two compensation comparator group approach and comparators to ensure they are appropriate and to adjust based on: (1) our changing enterprise strategy; (2) the markets in which we compete for business, including emerging or more technical markets; (3) the areas in which we compete for talent, business and capital; and (4) our changing size and complexity. The last significant update to our comparator groups occurred in 2021.

Below is a chart that lists each company included in the current Business Segment Group and some key data the Committee considered in making the selection for inclusion. The sales data below are generally from 2022 public annual reports with respect to each company, with average market capitalization data as of December 31, 2022. All amounts are in millions of U.S. Dollars.

Business Segment Group

			Market	Number
Company	Industry	Revenue	Capitalization	Employees	S&P 500
Agilent Technologies, Inc.	Health Care Equipment and Services	$6,319	$46,116	17,000	•
AptarGroup, Inc.	Materials	3,227	7,316	13,000
Bio-Rad Laboratories, Inc.	Health Care Equipment and Services	2,922	13,356	8,000	•
Catalent, Inc.	Health Care Equipment and Services	9,650	18,053	38,000	•
CONMED Corporation	Pharmaceuticals, Biotechnology and Life Sciences	1,010	2,918	3,800
The Cooper Companies, Inc.	Health Care Equipment and Services	2,923	16,957	12,000	•
DENTSPLY SIRONA Inc.	Health Care Equipment and Services	4,250	7,863	15,000	•
Edwards Lifesciences Corporation	Health Care Equipment and Services	5,233	48,032	15,700	•
Haemonetics Corporation	Health Care Equipment and Services	1,986	9,159	5,642
Hologic, Inc.	Health Care Equipment and Services	9,725	40,286	13,888	•
IDEXX Laboratories, Inc.	Health Care Equipment and Services	3,215	40,181	10,350	•
Integer Holdings Corporation	Health Care Equipment and Services	1,221	2,365	9,000
Integra LifeSciences	Health Care Equipment and Services	1,542	4,742	3,800
PerkinElmer, Inc.	Health Care Equipment and Services	5,067	17,062	16,700	•
ResMed Inc.	Health Care Equipment and Services	7,156	67,915	16,320	•
STERIS plc	Health Care Equipment and Services	9,170	40,927	32,000	•
Teleflex Incorporated	Health Care Equipment and Services	2,809	11,274	14,000	•
West Pharmaceutical Services, Inc.	Healthcare Equipment and Services	$3,025	$29,004	10,700	•

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer Stock Ownership Guidelines

Within five years of appointment (the “Attainment Period”), NEOs are expected to acquire shares of West common stock with a value equal to the following:

CEO	Other NEOs
6 times base salary	2 times base salary

The following illustrates the type of equity holdings that count towards stock ownership requirements:

What Counts	What Does Not Count

✔

100% of West shares owned personally or by members of the immediate family sharing the same household

✔

100% of vested shares of West stock held in a qualified or non-qualified deferred compensation plan

✔

60% of unvested RSUs

✔

Unrestricted bonus stock, not a part of matching contributions but subject to matching contribution holding requirements

✘ Unvested stock options and PSUs ✘ Unexercised, vested stock options ✘ Restricted bonus stock subject to matching contribution holding requirements

Officers who have not met the required share ownership within five years of appointment are required to retain 100% of net shares resulting from any equity award vesting or stock option exercise and to have 50% of their annual bonus paid in stock.

As of December 31, 2022, the CEO and other NEOs have either met their required hold share amounts or are within five years of their appointment. All are expected to achieve the required holding amount within the Attainment Period.

Impact of Business Results on Our 2022 Incentive Plans

We have designed our compensation programs to align the pay of our senior executives with both short-term and long-term financial results and the performance of our stock. As such, the majority of pay for our CEO and other NEOs is performance-based and is impacted by our financial results and stock price performance. During 2022, 16% of Mr. Green’s Total Direct Compensation (“TDC”) was variable based on short-term business performance and 71% was based on long-term goals. For our other executives, approximately 19% of their TDC was variable based on short-term business performance and 53% was based on long-term goals.

Target achievement of financial metrics for 2022 resulted in a payout less than 100% for our short-term incentive plan and a payout above 100% of our long-term incentive plan.

Our AIP paid out at 50.7% of target for the Corporate plan.

Our 2020-2022 performance period LTI plan is equally based on achieving sales CAGR and ROIC targets. The payout for the performance period was 200%, driven by overperformance in both metrics. The sales CAGR for this period achieved 17.5% versus the 7.5% target resulting in a 200% payout factor, which is weighted 50% (contributing 100% to the payout), and our ROIC for this period achieved 21.78% of the target of 14% resulting in a 200% payout factor, which is also weighted 50% (contributing 100% to the payout).

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COMPENSATION DISCUSSION AND ANALYSIS

Incentive Compensation: Important Facts About Our Incentive Targets

As in previous years, the Committee evaluates and decides upon the appropriate financial measures to be considered in determining compensation payouts using the following principles:

●	Alignment with our growth strategy, supporting profitable growth while generating significant cash from operations, and driving long-term value creation for our customers, team members, investors and shareholders
●	Provide a clear line of sight to the stated goals of the Company, so that the targets are clearly understood and can be affected by the performance of our executives and team members
●	Attainable targets, but with a sufficient degree of “stretch” to support growth
●	Consistent with market practice
●	Currency neutral on sales in order to measure the underlying results of the business and help to ensure business leaders are making decisions that drive long-term sustainable growth rather than addressing short-term currency fluctuations or items impacting comparability
●	We make limited adjustments to metrics. At times, adjustments may need to be made when calculating results for awards such as for changes in financial accounting reporting regulations, unexpected changes in costs and other financial implications associated with corporate transactions

We continually test the robustness of our incentive targets and performance payout curves. The setting of our performance payout curves considers the following:

●	Performance levels necessary to achieve our long-term goals and deliver superior shareholder returns
●	The difficulty of achieving various levels of performance based on historical and anticipated future results
●	Metrics, program designs and results at companies in our Business Segment Group
●	Performance relative to our Business Segment Group and anticipated industry trends

The Committee annually reviews the target setting process to ensure adherence to our principles. This analysis is aided by a retrospective review of our performance compared to that of our competitors and is performed annually by the Board’s independent compensation consultant, Pay Governance.

For 2022, we measured the following key financial metrics:

Plan	Financial Metric	Rationale
AIP	Earnings per Share	A comprehensive measure of income and provides an emphasis on profitable growth while focusing managers on expense control
	Consolidated Net Sales	Provides a clear line of sight target for all members of our Executive Leadership Team as we strive to create value by growing our sales
	Operating Cash Flow	Provides a focus on generating cash in the short term to fund operations, research and capital projects and focuses managers on cash generation
	Consolidated Gross Profit	Provides a focus on targeting efforts on higher value product growth and improving operating efficiencies in our production facilities
LTI	Sales Compounded Annual Growth Rate	Provides an objective measure of net sales growth
	Return on Invested Capital	Drives efficient and disciplined deployment of capital

Note: All metrics are measured at actual foreign currency exchange (“FX”) rates except for Consolidated Net Sales, which is measured at budget FX rates to remove the impact of currency fluctuations and allow for a year to year comparison.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Annual Incentive Compensation

Target Setting

At the beginning of each year, the Committee and the Board review and approve West’s annual business objectives and set the metrics and weightings for the AIP to reflect current business priorities. These objectives translate to targets for West and for each business unit for purposes of determining the target funding of the AIP. Performance against business objectives determines the actual total funding pool for the year, which can vary from 0% to 200% of total target incentives for all executives.

Our reported results may be adjusted when comparing to AIP targets for unusual events outside the control of Management including changes in accounting standards, tax regulations and currency devaluations. We may also exclude certain transactions such as material acquisition or disposition costs including restructuring charges, particularly if these items were not included in the performance target. The specific adjustments reviewed and made by the Committee in 2022 are listed in the “Financial Measures and Adjustments” section of this Proxy Statement, and include adjustments for foreign currency exchange (revenue only), stock-based compensation tax benefits, restructuring charges and amortization on acquisition intangibles.

Target Awards

The target annual incentive awards for our NEOs are set as a percentage of base salary. Target awards are reviewed annually to ensure alignment with our compensation philosophy of targeting each compensation element and the Target Direct Compensation at the market median. Variances from this goal are based on an evaluation of competitive market data, internal equity considerations and individual performance. Our payout curve is structured to reflect our philosophy that Management should be rewarded for meeting or exceeding goals and payouts should diminish or be withheld when targets are missed.

The formula to determine each NEO’s AIP total potential payment is as follows:

The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the achievement percentage of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the achievement percentage and is based on the following chart:

Achievement %	Payout factor
<85%	0.00%
85%	50.00%
95%	83.35%
100%	100.00%
105%	133.33%
110%	166.67%
≥115%	200.00%

Achievement that falls between any two achievement percentages is straight-line interpolated. The Committee has the discretion to adjust payouts positively or negatively to account for exceptional circumstances.

The Committee reviews the AIP scoring, adjustments made thereto and approves the AIP funding level.

54  |  2023 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Earned incentives paid in 2023 with respect to 2022 results for each metric for our NEOs, all of whom participate in the Corporate metrics AIP, are shown below:

					% Target	%	Earned
Plan	Metric	Weight	Target	Performance	Achieved	Payout	Incentive
Corporate	Consolidated Revenue	20%	$3,077.0	$3,025.7	98.3%	94.3%	50.7%
	EPS	60%	$9.73	$8.36	85.9%	53.0%
	Operating Cash Flow	20%	$862.0	$732.1	84.9%	0.0%

Financial Measures and Adjustments

EPS growth for AIP purposes differs from the EPS reported in our Earnings Release under U.S. GAAP and is best explained by reconciling the results used for calculating AIP payments to U.S. GAAP and the Earnings Release. A reconciliation of the financial measures used for the AIP to our Earnings Release financials allows for a meaningful comparison. The following table contains unaudited reconciliations of 2022 U.S. GAAP Consolidated Net Sales, OCF and Reported-diluted EPS to Adjusted Net Sales, Adjusted OCF and Adjusted-diluted EPS for AIP purposes relating to the 2022 AIP Performance Metrics and Achievement Table above. There were no other adjustments.

2022 Consolidated Performance

Reported diluted EPS(1)	$7.73
Pension settlement	0.42
Cost investment activity	0.05
Restructuring and related charges	0.29
Amortization of acquisition-related intangible assets	0.04
Royalty acceleration	(0.02)
Tax law changes	0.07
Adjusted diluted EPS per Earnings Release	$8.58
Tax Benefit Stock Compensation(2)	(0.22)
Adjusted diluted EPS for AIP purposes	$8.36
Operating Cash Flow (in millions)	$724.0
Restructuring and related charges	1.0
Pension termination	7.1
Adjusted OCF for AIP purposes	$732.1
Consolidated Net Sales (in millions)	$2,886.9
Foreign exchange impact vs. budget	138.8
Adjusted Net Sales for AIP purposes	$3,025.7

(1)	A full discussion of components of adjusted diluted EPS is found in our fourth-quarter and full-year 2022 earnings press release filed on Form 8-K with the SEC on February 16, 2023.
(2)	This item was not included in the budgeted EPS target and is deducted for purposes of comparing actual results to our performance targets for the AIP.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Long-Term Equity Incentive Compensation

Target Setting

Typically, the targets for West’s PSUs are set at the beginning of each three-year performance period, considering West’s financial guidance and the annual budget as approved by the Board. At the end of the three-year period, the score is calculated based on results against the predetermined, equally-weighted targets. We use CAGR and ROIC as our performance measures for determining PSU payouts. Each metric is weighted equally because we believe sales CAGR and ROIC are equally important in creating shareholder value over the long-term.

The metrics, goals and weightings for the performance period are:

2022—24 PSU Performance Period Targets

Metric	Threshold	Target	Maximum
CAGR	6.37%	9.10%	18.20%
ROIC	16.94%	24.20%	48.40%

Target Awards

LTI compensation opportunities for our executives, including the NEOs, are entirely equity-based. Each NEO’s annual target award is split into two equal amounts, which are then used to determine the number of stock options and PSUs awarded to the executive. The value of each stock option is determined under the Black-Scholes valuation method. The value of each PSU is determined by our stock price at the grant date. The actual or realized value of these awards in future years will vary from this target amount based on share price, ROIC and sales CAGR performance over time.

The use of stock options is intended to align our executives’ longer-term interests with those of our shareholders because options deliver value to the executive only when and to the extent that share price exceeds the exercise price of the option. Therefore, options provide a strong performance-based link between shareholder value and executive pay.

PSUs entitle the recipient to receive common shares based on achievement of three-year sales CAGR and ROIC targets, which, if achieved, will have resulted in strong returns for our shareholders.

The value of each NEO’s long-term grant is determined by the Committee based on its review of peer-group market data, the executive’s role and responsibilities, his or her impact on our results, advancement potential, retention considerations and, in principle, is targeted to the market median.

In 2022, the number of target PSUs awarded to all executives, including the NEOs, was calculated by dividing the PSU portion of the annual target award value by $369.13, the closing price of our stock on the day the target awards were approved by the Committee, February 22, 2022. Mr. Birkett’s additional PSU awarded was calculated by dividing the PSU portion of the additional annual target award value by $303.34, the closing price of our stock on the day the award was approved by the Committee, May 23, 2022. Please refer to Note 14 of our Annual Report on Form 10-K for a complete discussion of our stock-based compensation.

Performance Share Units

The number of shares earned under the PSUs is based on achievement of sales CAGR and ROIC targets. Each PSU award agreement contains a target payout for the recipient. The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PSUs awarded at the beginning of the period times the applicable “payout factor” for each performance metric by the weighting for that performance metric.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance
Achievement
(% of Target)	Payout factor
<70%	0
70%	50%
85%	75%
100%	100%
110%	120%
125%	150%
≥150%	200%

The Committee approves the determination of actual achievement relative to pre-established targets and the number of PSUs is adjusted up or down from 0% to 200% based on the approved actual achievement. The Committee reserves the right to adjust payouts negatively or positively under exceptional circumstances.

Equity Award Grant Practices

Under the Committee’s equity-based awards policy and procedures, equity awards to NEOs normally are made once per year. The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date).

2022 Compensation Decisions

In the first quarter of each year, the Committee meets to determine CEO and Executive Officers’ pay decisions for base salary, AIP and LTI award grants reflecting both prior year performance and appropriate positioning versus the representative peer group(s).

Our compensation strategy supports West’s business imperatives. It is designed to ensure:

●	That executives balance short-term objectives against long-term priorities
●	Alignment with shareholder interests
●	The Company can attract and retain the leadership needed to deliver strong results

2022 Compensation Decisions for Our CEO

The Chair of the Committee works directly with the Committee’s Compensation Consultant to provide a decision-making framework for use by the Committee in determining incentive plan payouts and setting target compensation opportunities for the CEO. This framework considers, among other things:

●	Assessment of the CEO’s performance against objectives in the prior year, both qualitative and quantitative
●	Progress against strategic objectives
●	West’s total performance over a multi-year period
●	Competitive benchmark analysis, and other relevant information

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COMPENSATION DISCUSSION AND ANALYSIS

2022 Performance Highlights

Mr. Green’s overall compensation decisions were made in the context of the Company’s financial performance relative to the approved goals, his continued progression as CEO and the peer group market data.

President and Chief Executive Officer: Eric M. Green Hired April 24, 2015
2022 Performance Highlights
●
Led strong management and delivery of business full-year 2022 reported net sales of $2.887 billion, representing growth of 2.0% over the prior year and organic net sales growth of 7.7%; and full-year 2022 adjusted-diluted EPS of $8.58 was flat compared to prior year
●
Expanded operating cash flow to $724.0 million, an increase of 24.0% over the prior year
●
Continue to drive forward the completion of the capital expansion program, directed over $284.6 million in capital investments, compared with $253.4 million in 2021. The majority of the incremental CapEx has been leveraged to increase our High Value Product manufacturing within our existing facilities. It is comprised of 13 sites, 110 facility modifications and 690 pieces of equipment
●
Established partnership with Corning for the next generation of leading elastomer-glass systems and 2 venture investments in drug delivery devices and established 2 innovation incubators for MedTech Research Center of Excellence
●
Delivered new value for customers with availability of West’s Ready Pack with Corning’s Valor Ready to Use vials, Daikyo CZ 0.5 mL and 2.25 mL insert needle syringe system and secured 3 additional FDA approvals with our SmartDose technology
●
Invested and executed new digital capabilities across the enterprise with deployment of S/4 HANA manufacturing at two sites and West Digital Enterprise and Production as a single source of transaction and analytics across the business
●
Deployed new leadership competencies across organization to develop leaders and build next generation of leadership at West
●
Led the CEO Inclusion Council with emphasis on DEI. Improved the diversity of our workforce, with increases in both female and minority representation in our leadership positions

2022 Compensation Decisions
●
Base Salary: The Committee approved an increase in salary from $1,050,000 to $1,110,000 (2.8% increase) based upon business performance, targeted market-pay positioning and the external market data on competitive pay levels provided by Pay Governance
●
AIP Target Opportunity: Increased to 120% from 115% of base salary, representing target opportunity of  $1,332,000, which was found to be market-competitive
●
2022 AIP Payout (paid in March 2023): $675,324, representing 50.7% of target
●
LTI Award for 2022-2024 Performance Period: $6,000,000 grant date fair value, split 50% stock options and 50% PSUs to align to the market median and drive greater retention value

For 2022, at target, 87% of Mr. Green’s pay was at risk and subject to attainment of specific performance goals. With these changes, Mr. Green’s annual TDC opportunity increased 8.8%, from $7,757,500 to $8,442,000 in 2022, resulting in parity with the market median of the peer group.

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COMPENSATION DISCUSSION AND ANALYSIS

Senior Vice President and Chief Financial & Operations Officer: Bernard J. Birkett Hired June 21, 2018
2022 Performance Highlights
●
In May 2022, Mr. Birkett’s scope of responsibility was extended to include Global Operations and Supply Chain
●
Led financial management of business that led to full-year 2022 operating cash flow of $724.0 million, an increase of 24.0% over the prior year; strategic investments in capital to drive future growth; and capital expenditures of over $284.6 million, an increase of 12% over 2021
●
Expanded manufacturing capacity at 13 existing sites with 110 major facility modifications and over 690 upgrades to pieces of equipment
●
Identified and introduced target investment in Intradermal (micro needle) Space through Latch Medical. Sponsored the investment and also represented West on the board to gain further insights into the intradermal space as it develops and also to support West investment and growth of Latch
●
Built strong working relationships with the investor community by delivering a consistent and predictable cadence of communication from West management that provided clarity and confidence in West’s long-term business strategy
●
Strengthened the Finance Department by driving forward the new Global Financial Services shared service function based in Dublin, increasing the level of Financial Planning and Analysis (FP&A) resources within our Operations teams and strengthening the Tax Department
●
Served as key liaison to external auditor, PwC, and to the Audit and Finance Committees of the Board ensuring strong working relationships

2022 Compensation Decisions
●
Base Salary: 9.5% increase, raising base to $665,000 from $625,000
●
AIP Target Opportunity: 75% of base salary, increase from 70% in 2021, representing target opportunity of $498,750
●
2022 AIP Payout (paid in March 2023): $249,908, representing 50.7% of target
●
LTI Award for 2022-2024 Performance Period: $1,900,00 grant date fair value, plus, as part of his expanded role, an additional $250,000 grant date fair value (total of $2,150,000), split 50% stock options and 50% PSUs

For 2022, at target, 80% of Mr. Birkett’s pay was at risk and subject to attainment of specific performance goals.

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COMPENSATION DISCUSSION AND ANALYSIS

Senior Vice President, Chief Technology Officer: Silji Abraham Hired February 26, 2018
2022 Performance Highlights
●
Secured three new FDA approvals for SmartDose on-body SubQ delivery system along with FDA 510K clearance for the Vented Vial Adapter. Launched Crystal Zenith (CZ) 2.25 ML prefilled syringe system
●
Completed the construction of the new R&D Research Lab in Radnor, PA to bolster West’s internal capabilities across chemistry, material science and biology. These capabilities will allow West to extend the High Value Products across containment and systems along with therapeutic experiences enabled by future West digital health platform
●
Expanded West’s R&D ecosystem with four incubator partnerships globally along with three venture investments. Nurtured West’s thought leadership in industry with expanded participation and knowledge sharing across industry groups which resulted in nine external recognitions of West’s scientists
●
Successfully implemented mobile digital shop-floor operations enabled by SAP S/4 HANA Manufacturing in four key manufacturing sites
●
Deployed real-time monitoring using West IoT (Internet of Things) platform for 800+ manufacturing equipment to drive asset utilization
●
Established capabilities and platforms in Robotics, Machine Vision, Machine Learning/AI and IoT to enable digitization of West’s products and operations
●
West’s customer-facing digital experience was expanded with self-service for customers along with automations for customer and supplier workflows across ERP systems using cognitive services

2022 Compensation Decisions
●
Base Salary: 5.3% increase, raising base to $500,000 from $475,000
●
AIP Target Opportunity: 65% of base salary, representing a target opportunity of  $325,000
●
2022 AIP Payout (paid in March 2023): $164,775, representing 50.7% of target
●
LTI Award for the 2022-2024 Performance Period: $600,000 grant date fair value, split 50% stock options and 50% PSUs

For 2022, at target, 65% of Mr. Abraham’s pay was at risk and subject to attainment of specific performance goals.

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COMPENSATION DISCUSSION AND ANALYSIS

Senior Vice President, General Counsel and Corporate Secretary: Kimberly B. MacKay Hired December 2, 2020
2022 Performance Highlights
●
Led global effort to mature Company safety program and reduce recordable injuries through a comprehensive preventive strategy targeting leading (vs lagging) indicators, resulting in a recordable injury rate (RIR) of 0.67, a historic West low and representing a 20% decrease vs. 2021
●
Focused ESG strategy which resulted in West being selected for three coveted 2022 awards/recognition: (1) MSCI AA rating; (2) News Week – Americas Most Responsible Companies (#118); and (3) Barron’s most sustainable companies (#49)
●
Launched a multi-faceted contract management strategy for key commercial and operational agreements, decreasing negotiating time, increasing protection of West’s interests, driving accountability, ensuring consistency and accelerating time to execution
●
Created new global regulatory capabilities and launched education strategy which resulted in the delivery of over 20 training sessions to increase cross-functional regulatory competency, reduce development cycle time, increase speed to market for customers and drive adherence to current regulatory and quality standards
●
Increased Compliance function resourcing and expertise, simplified 60 corporate policies, resulting in increased accountability, consistency, principle-based decision-making and clarity for employees; launched new global investigative process
●
Created new internal development opportunities for high potential individuals and invested in high performing team activities across Legal and Regulatory

2022 Compensation Decisions
●
Base Salary: 5.8% increase, raising base salary to $455,000 from $430,000
●
AIP Target Opportunity: 60% of base salary, representing a target opportunity of $273,000
●
2022 AIP Payout (paid in March 2023): $138,411, representing 50.7% of target
●
LTI Award for the 2022-2024 Performance Period: $600,000 grant date fair value, split 50% stock options and 50% PSUs

For 2022, at target, 66% of Ms. MacKay’s pay was at risk and subject to attainment of specific performance goals.

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COMPENSATION DISCUSSION AND ANALYSIS

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Senior Vice President, Chief Commercial Officer: Cindy Reiss-Clark Hired September 7, 2018
2022 Performance Highlights
●
Achieved constant-currency organic net sales growth of 7.7%, led by double-digit growth of our Biologics business unit
●
HVP components and devices represented approximately 73.0% of segment net sales and generated double-digit organic net sales growth
●
Increased West’s visibility with key customers through 60 presentations and posters, 4 award recognitions, 11 conferences and exhibits and over 1,200 customer engagements, alongside impactful integrated marketing and communications across multiple channels
●
Received Philadelphia Business Journal Women of Distinction Honoree Recognition

2022 Compensation Decisions
●
Base Salary: 15.4% increase, raising base salary to $450,000 from $390,000
●
AIP Target Opportunity: 60% of base salary, representing a target opportunity of  $270,000
●
2022 AIP Payout (paid in March 2023): $136,890, representing 50.7% of target
●
LTI Award for the 2022-2024 Performance Period: $600,000 grant date fair value, split 50% stock options and 50% PSUs

For 2022, at target, 66% of Ms. Reiss-Clark’s pay was at risk and subject to attainment of specific performance goals.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Practices

Post-Employment Compensation Arrangements

During 2022, all NEOs were eligible to participate in our defined contribution retirement plan for all team members. In addition to the standard benefits available to all eligible team members, we maintain nonqualified retirement plans in which these executives participate in the same capacity as eligible salaried team members.

All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limits the benefit to participants whose compensation exceeds these limits. The nonqualified retirement plans offered by the Company provide benefits to key salaried team members, including each NEO, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

Severance Plan Arrangements

West also provides our NEOs with benefits upon termination in various circumstances, as described under “Estimated Payments Following Termination” and “Payments on Termination in Connection with a Change-in-Control” sections below.

The purpose of the Executive Change in Control Severance Pay Plan is to provide compensation in the case of termination of employment in connection with an acceleration event. The Executive Change in Control Pay Plan applies to all of our NEOs with the exception of Mr. Green. The severance terms for Mr. Green in the event of an acceleration event were covered under his employment agreement. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a change in control and encourage them to act in the best interests of the shareholders in assessing and implementing a transaction. The Company’s CIC agreements do not include excise tax gross ups and single triggers where benefits would be paid without a termination of employment. Additionally, our CIC agreements include a cutback in payments and benefits if the NEO would be in a more favorable after-tax position and provide that no benefits are payable upon a voluntary resignation that is not due to “good reason.”

With regard to Mr. Green’s severance arrangement, we believe severance pay is necessary to attract and retain a quality CEO candidate and that the benefits of securing a release of claims, cooperation and non-disparagement provision from Mr. Green upon an involuntary termination are significant. Mr. Green has a separate employment agreement that contains many provisions similar to those contained in the form of CIC Agreement for other officers, but also includes other terms and conditions that resulted from negotiations relating to compensation and termination.

The terms and conditions of all these agreements are described in more detail in the Compensation Tables section of this Proxy Statement.

The Committee approved a U.S.-based severance plan to provide a period of transition for senior executives who are separated without cause. The terms are consistent with those for all U.S. salaried team members and the length of severance benefit is dependent upon years of service and job level. For officers, the severance payment is equal to one year’s salary and benefits continuation at active participant rates, provided the officer has a minimum of one year of service. In addition, all team members are eligible for job transition assistance. To receive benefits under the plan, team members must agree to certain restrictive covenants and a waiver of all claims against West.

Personal Benefits

The benefits provided to our NEOs are generally the same as or consistent with those provided to our other salaried team members. However, upon hire, Mr. Birkett, an Irish citizen, was provided tax planning and preparation reimbursement up to $15,000 per year (not subject to gross-up). This was due to a unique challenge regarding his change from an expatriate package at his prior employer to a local hire at West, as well as complications due to the relocation of a non-U.S. citizen. 2022 was the last year for this benefit.

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COMPENSATION DISCUSSION AND ANALYSIS

Retention Cash

Occasionally, the Committee pays signing and retention bonuses in cash. These bonuses may have repayment obligations. The primary purpose of these payments is to replace equity or cash payments a new officer will forfeit from his or her former employer upon joining West.

Realizable Pay Analysis

The Committee works with Pay Governance to review pay granted and realizable by the CEO in the context of West’s performance. Realizable pay is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options granted during the year. It takes a retrospective look at pay versus performance. The analysis showed that there was a high correlation between the realizable pay earned by our CEO and the Company’s performance as measured by total shareholder return, sales CAGR, ROIC and similar financial metrics compared to other members in our Business Segment Group. The Committee determined this analysis is consistent with its pay-for-performance philosophy and that our incentive plans are operating as intended.

Risk Considerations in Our Compensation Programs

The Committee, in consultation with our internal auditor and our independent compensation consultant, has reviewed our compensation policies and practices for our officers and team members and concluded that any risks arising from these policies and programs are not reasonably likely to have a material adverse effect on the Company. The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key team members to strive to achieve goals that benefit the Company and our shareholders over the long term.

Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that does not encourage excessive risk-taking by our team members.

Policy on Hedging and Pledging

We prohibit directors, officers and team members from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, NEOs and other senior team members from engaging in pledging, short sales or other short-position transactions in our common stock.

Impact of Tax and Accounting Treatment

The Committee selects compensation vehicles that will, in its view, create the best link between pay and performance. Generally, the accounting and tax treatments of executive compensation has not been a significant factor in the Committee’s decisions regarding the amounts or types of compensation paid. Our programs have been designed to maximize deductibility under applicable tax law unless it conflicts with our compensatory goals. The Committee also considers the impact of changes to accounting regulations and tax law when reviewing elements of compensation, including equity and other performance-based awards.

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COMPENSATION TABLES

Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2022.

2022 Summary Compensation

							Change in Pension
							Value & Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings(1) ($)	Compensation	Total
Eric M. Green	2022	1,110,000	0	3,000,289	2,999,992	675,324	0	130,994	7,785,232
President & Chief Executive	2021	1,040,385	0	3,307,377	2,750,076	2,230,253	0	144,666	9,467,111
Officer	2020	989,423	0	2,250,128	2,250,027	1,981,350	45,620	125,748	7,642,296
Bernard J. Birkett	2022	665,000	0	950,141	1,074,884	249,908	0	70,217	2,872,904
SVP, Chief Financial &	2021	620,192	0	842,184	700,056	808,063	0	72,723	3,043,217
Operations Officer	2020	593,654	0	500,086	500,006	792,540	0	72,084	2,458,370
Silji Abraham	2022	500,000	0	300,103	299,922	164,775	0	47,126	1,307,119
SVP & Chief Technology Officer	2021	469,231	0	330,870	274,932	570,261	0	68,917	1,714,211
	2020	440,769	0	400,028	399,968	545,815	0	42,010	1,828,589
Kimberly B. MacKay(2)	2022	455,000	0	300,103	299,922	138,411	0	256,627	1,445,255
SVP General Counsel & Corporate Secretary	2021	430,000	0	330,870	274,932	476,526	0	39,908	1,552,236
Cindy Reiss-Clark(3)	2022	450,000	0	300,103	299,922	136,890	0	38,746	1,214,122
SVP & Chief Commercial Officer

(1)

These amounts are an estimate of the increase in actuarial present value of each of our NEO’s age 65 accrued benefit under our retirement plans for 2022. Amounts are payable only when a participant’s employment terminates and may be reduced if benefits are commenced prior to age 65. Assumptions underlying the estimates are described under the 2022 Pension Benefits Table. This column does not include negative amounts. However, Mr. Green had a negative amount of $119,829.

(2)	Ms. MacKay was not a NEO when she joined the Company in December 2020.
(3)	Ms. Reiss-Clark was appointed an NEO in April 2022.

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COMPENSATION TABLES

Stock Awards

Stock Awards Grant Date Fair Value (Target) 2020-22

	2022	2021	2020

	PSU Awards	PSU Awards	PSU Awards	RSU Awards
Name	($)	($)	($)	($)
Eric M. Green	3,000,289	3,307,377	2,250,128	—
Bernard J. Birkett	950,141	842,184	500,086	—
Silji Abraham	300,103	330,870	275,073	124,954
Kimberly B. MacKay	300,103	330,870	—	—
Cindy Reiss-Clark	300,103	—	—	—

PSU and Incentive Share terms and conditions are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The table below shows the maximum payout for PSU awards made in 2022, 2021 and 2020.

Stock Awards PSU Grant Date Maximum Value 2020-22

Name	2022 ($)	2021 ($)	2020 ($)
Eric M. Green	6,000,577	6,614,754	4,500,256
Bernard J. Birkett	1,900,281	1,684,367	1,000,172
Silji Abraham	600,205	661,739	550,147
Kimberly B. MacKay	600,205	661,739	—
Cindy Reiss-Clark	600,205	—	—

Option Awards

The amounts in the “Option Awards” column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718. We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions for the named recipients:

Option Awards FASB ASC Topic 718

	May 23, 2022	Feb 23, 2022	Feb 23, 2021	Oct 29, 2020	Feb 18, 2020
Expected Life (Years)	5.6	5.6	5.6	5.7	5.7
Risk-Free Interest Rate	2.89%	1.75%	0.74%	0.47%	1.36%
Dividend Yield	0.27%	0.22%	0.28%	0.27%	0.42%
Expected Volatility	27.33%	24.89%	23.94%	24.65%	22.31%
Black-Scholes Value	$92.96	$96.50	$63.00	$63.92	$39.21
Recipients	Birkett	All NEOs	All NEOS	Abraham	All NEOs

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 14 to the consolidated financial statements included in our 2022 Annual Report.

Non-Equity Incentive Plan Compensation

The amounts in the “Non-Equity Incentive Plan Compensation” column are AIP awards made with respect to 2022 performance. AIP awards are paid in cash, except participants may elect to have up to 100% paid in Company common stock on a pre-tax or after-tax basis.

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COMPENSATION TABLES

All Other Compensation

The amounts in the “All Other Compensation” column consist of: (1) for all NEOs, the total of the Company matching contributions made in 2022 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan and any non-elective contributions made on behalf of participating team members (to the extent these amounts exceed the applicable Code limits, they are also reflected in the 2022 Nonqualified Deferred Compensation Plan Table); (2) Company-paid life insurance premiums; (3) DEUs credited in 2022 on unearned PSUs (assuming a 100% performance level) and unvested time-vesting restricted stock or RSUs, whether or not those awards have been deferred; and (4) reimbursements for tax assistance services included in Mr. Birkett’s offer of employment (this amount is not grossed-up for taxes).

Components of All Other Compensation—2022

	Defined Contribution	Life	Dividends &
	Plan Company	Insurance	Dividend
Name	Contributions ($)	($)	Equivalents ($)	Other	Total ($)
Eric M. Green	112,061	546	18,387	0	130,994
Bernard J. Birkett	56,023	546	5,268	8,380	70,217
Silji Abraham	44,164	519	2,444	0	47,126
Kimberly B. MacKay	40,002	470	1,086	0	41,558
Cindy Reiss-Clark	38,320	426	0	0	38,746

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COMPENSATION TABLES

2022 Grants of Plan-Based Awards

The following table provides information on stock options and PSUs granted to our NEOs in 2022.

									All Other		Grant
								All other	Options		Date
								Stock	Awards:	Exercise	Fair
		Estimated Future Payout			Estimated Future Payout			Awards:	Number of	or Base	Value of
		Under Non-Equity Incentive Plan			Under Equity Incentive			Number of	Securities	Price of	Stock And
		Awards (AIP)(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target		Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	Maximum	(#)	(#)	($/sh)	($)(3)
Eric M. Green	2/22/2022	666,000	1,332,000	2,664,000
	2/22/2022				4,064	8,128	16,256				3,000,289
	2/22/2022								31,088	96.50	2,999,992
Bernard J. Birkett	2/22/2022	249,375	498,750	997,500
	2/22/2022				1,287	2,574	5,148				950,141
	2/22/2022								9,844	96.50	949,946
	5/23/2022								1,344	92.96	124,938
Silji Abraham	2/22/2022	162,500	325,000	650,000
	2/22/2022				407	813	1,626				300,103
	2/22/2022								3,108	96.50	299,922
Kimberly B.	2/22/2022	136,500	273,000	546,000
MacKay	2/22/2022				407	813	1,626				300,103
	2/22/2022								3,108	96.50	299,922
Cindy Reiss-Clark	2/22/2022	135,000	270,000	540,000
	2/22/2022				407	813	1,626				300,103
	2/22/2022								3,108	96.50	299,922

(1)	These amounts represent the minimum, target and maximum awards under the AIP. The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.
(2)	These amounts represent PSUs that may vest depending on attainment of performance targets over a three-year performance period. The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PSUs under any deferred compensation plan.
(3)	This column consists of the fair value of options and stock awards granted during 2022. The per-option grant date fair value (under FASB ASC Topic 718) was $96.50 for all options granted on February 22, 2022 and $92.96 for the options granted to Mr. Birkett on May 23, 2022.. The grant date fair value for the PSUs granted on February 22, 2022 was $369.13. For the assumptions made in determining grant date fair values, refer to Note 14 to the consolidated financial statements included in our 2022 Annual Report.

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COMPENSATION TABLES

Outstanding Equity Awards at Year-End 2022

The following table contains information on the current holdings of stock options, unearned PSUs, RSUs, and restricted stock held by our NEOs on December 31, 2022.

	Option Awards(1)					Stock Awards
						Restricted Stock /				PSUs(4)—Equity Incentive Plan
						RSUs(2)		Bonus Incentive Awards(3)		Awards
									Market		Market
									Value or		Value or
									Payout		Payout
						Number of	Market	Number of	Value of	Number of	Value of
		Number of	Number of			Shares or	Value of	Bonus	Unearned	Shares or	Unearned
		Securities	Securities			Units of	Shares or	Incentive	Shares or	Units of	Shares or
		Underlying	Underlying			Stock	Units of	Shares or	Units or	Stock	Units or
		Unexercised	Unexercised			That	Stock That	Units That	Other Rights	That	Other Rights
		Options	Options	Option	Option	Have Not	Have Not	Have Not	That Have	Have Not	That Have
		Exercisable	UnExercisable	Exercise	Expiration	Vested	Vested	Vested	Not Vested	Vested	Not Vested
Name	Grant Date	(#)	(#)	Price ($)	Date	(#)	($)	(#)	($)	(#)	($)
Eric M. Green(5)										31,277	14,721,987
Hire Grant 1	4/24/2015	164,320		57.38	4/24/2025
Hire Grant 2	4/24/2015	53,996		57.38	4/24/2025
Hire Grant 3	4/24/2015	79,816		57.38	4/24/2025
	2/23/2016	86,732		59.64	2/23/2026
	2/21/2017	83,616		83.47	2/21/2027
	2/20/2018	87,720		89.64	2/20/2028
	2/19/2019	85,680	64,260	102.51	2/19/2029
	2/18/2020	57,384	28,692	173.22	2/18/2030
	2/23/2021	43,652	10,913	274.29	2/23/2031
	2/22/2022	31,088	—	369.13	2/22/2032
Bernard J. Birkett								78	18,273	8,460	3,981,974
	6/21/2018	13,884	13,884	100.92	6/21/2028
	2/19/2019	15,300	11,475	102.51	2/19/2029
	2/18/2020	12,752	6,376	173.22	2/18/2030
	2/23/2021	11,112	2,778	274.29	2/23/2021
	2/22/2022	9,844	—	369.13	2/22/2032
	5/23/2022	1,344	—	303.34	5/23/2032
Silji Abraham (6)						456	107,320	386	90,845	3,419	1,609,362
	2/26/2018	10,520	8,020	86.24	2/26/2028
	2/19/2019	8,160	6,120	102.51	2/19/2029
	2/18/2020	7,012	3,506	173.22	2/18/2030
	10/29/2020	1,956	978	275.23	10/29/2030
	2/23/2021	4,364	1,091	274.29	2/23/2031
	2/22/2022	3,108	—	369.13	2/22/2032
Kimberly B. MacKay(7)										2,094	985,804
Hire Grant 1	12/2/2020	2,360	1,180	275.39	12/2/2030
	2/23/2021	4,364	1,091	274.29	2/23/2031
	2/22/2022	3,108	—	369.13	2/22/2032
Cindy Reiss-Clark										2,419	1,138,429
	2/22/2022	3,108	—	369.13	2/22/2032

(1)	All options are exercisable in 25% annual increments beginning one year from the grant date, except as noted in footnote 5 for Mr. Green.
(2)	RSUs were granted to Mr. Abraham as a recognition award on October 29, 2020. Vesting of awards for Mr. Abraham are discussed in footnotes 6. All RSUs granted also earn DEUs, which are subject to the same vesting schedule as the underlying RSU.
(3)	Bonus Incentive Awards are time-vesting restricted incentive shares granted when a NEO elects to receive a portion of his or her bonus in stock, whether or not the bonus is deferred under the Employee Deferred Compensation Plan. The restricted incentive shares were granted on March 1, 2019 to Mr. Birkett and Mr. Abraham and in each case, are 100% vested four years from the grant date if the bonus share to which the incentive share relates has not been sold and the team member has not terminated employment. The incentive shares will also vest 25% per year upon retirement, but no NEO who currently has outstanding incentive shares is yet eligible to retire. Unvested incentive shares are forfeited on employment termination. Dividends are paid on all unvested restricted shares and reinvested as additional stock subject to the same vesting requirements as the underlying shares. The market value of all restricted shares and RSUs is based on the closing price of our common stock on December 31, 2022 of $235.35.
(4)	Except as noted for Ms. MacKay who received PSUs on her hire date, these PSUs were awarded on February 19, 2019, February 18, 2020 and February 23, 2021, and each covers a three-year performance period. This table includes as outstanding the 2019-21 PSUs awards that were distributed in February 2022, because the performance is not actually determined and certified by the Committee until the first quarter of 2022. The 2020 and 2021 awards will be earned (if at all) on December 31, 2022 and December 31, 2023, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates. As required by the SEC’s

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COMPENSATION TABLES

disclosure rules, because the performance for the most recently completed fiscal year was more than 100%, the number of PSUs shown assumes that a maximum payout of 200% will be achieved for all three awards. Fair market value of the unearned PSUs is based on the closing price of our common stock on December 31, 2022 of $235.35. The amounts are not reduced to reflect any elections to defer receipt under the Employee Deferred Compensation Plan.
(5)	The options denoted as Hire Grant 1 for Mr. Green in the table above vested 57.1% on April 24, 2018. The remaining 42.9% of these retention options and shares vested on April 24, 2020. The options denoted as Hire Grant 2 for Mr. Green were 25% vested upon the grant date and the remaining options vested in 25% increments on February 24th of each following year. The options denoted as Hire Grant 3 for Mr. Green vested in 25% increments on February 23rd of each year following grant. All other option grants are subject to the vesting schedules set forth in footnote 1 above.
(6)	Mr. Abraham received 454 retention RSUs on October 29, 2020 which will vest 100% on the fourth anniversary of the grant date. The RSUs will vest provided that he remains employed by the Company, or dies or becomes disabled. The options awarded on October 29, 2020 as part of a retention award will vest in 25% increments on the anniversary of the grant.
(7)	Upon Ms. MacKay’s hire on December 2, 2020, she was awarded 2,360 stock options. She was also granted 272 PSUs for performance period 2019-2021 and 272 PSUs for performance period 2020-2022. Ms. Mackay received 1,003 PSUs as part of her annual award on February 23, 2021 related to the performance period 2021-2023. Although awarded in December 2020, all PSUs vest on the normally applicable vesting schedule described in footnotes 1 and 4.

2022 Option Exercises and Stock Vested

The following table provides information about the value realized by our NEOs on the vesting of stock awards and units during 2022.

2022 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(3)
Eric M. Green	44,000	9,080,453	39,110	14,436,592
Bernard J. Birkett	—	—	9,495	3,302,827
Silji Abraham	—	—	3,727	1,375,585
Kimberly B. MacKay	—	—	516	190,459
Cindy Reiss-Clark	—	—	1,397	515,844

(1)	The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.
(2)	This column includes PSUs that were awarded in 2019 and earned in 2021, and paid in 2022 to all NEOs, whether or not either award was deferred under the Employee Deferred Compensation Plan. This column includes partial vesting of Mr. Birkett’s new hire RSU award. For RSUs and PSUs, the total includes additional shares awarded pursuant to DEUs, which are credited on unvested PSUs over the three-year vesting period at a rate that assumes the participant will earn the target award. For PSUs, at the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period. Because the payout factor earned for the 2019-21 performance period was 189.25%, the number of DEUs accrued over that period was multiplied by 189.25%. The following table shows the PSU payouts that vested, and the number of additional shares distributed due to DEUs.
(3)	The value of the PSUs was determined by multiplying the number of vested units by $369.13, the fair market value of our common stock on the payout date, February 22, 2022. The value of the RSUs for Mr. Birkett was determined by multiplying the number of vested units by the fair market value of our common stock on June 21, 2022.

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COMPENSATION TABLES

2020-22 PSU and 2022 RSU Vesting

		Dividends Equivalents		Dividends
Name	PSUs Earned	Paid on PSU Payouts	RSUs Earned	Equivalents Earned
Eric M. Green	38,770	341	—	—
Bernard J. Birkett	6,925	61	2,477	33
Silji Abraham	3,694	32	—	—
Kimberly B. MacKay	515	1	—	—
Cindy Reiss-Clark	1,385	11	—	—

2022 Pension Benefits

Qualified Retirement Plan

Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for all salaried participants as a percentage of average annual earnings. Each participant’s accrued benefit under the Retirement Plan’s pension formula was frozen, and the pension benefits related to service on or after January 1, 2007 for all existing and new participants are expressed as a “cash balance” type formula. Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant’s hypothetical cash balance account. The allocation is determined by the age of the participant and the percentage of annual compensation for that age band pursuant to the basic cash balance formula.

Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited or 3.3%, if greater.

In general, the compensation used for determining a participant’s benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock), and other cash remuneration, plus a participant’s contributions to our 401(k) plan.

We froze pay credits to the Retirement Plan as of December 31, 2018. Only interest credits will continue to accrue on previously accrued benefits for eligible participants on January 1, 2019 and beyond. No team members hired on or after January 1, 2017 are eligible for the Retirement Plan. In lieu of the Retirement Plan benefits, we have made enhancements to our 401(k) plan, including a non-elective contribution, which is currently 3% of a participant’s compensation, subject to applicable Code limits and vesting requirements. Effective August 31, 2021, we made the decision to terminate the Retirement Plan. A request for approval of the Plan termination was submitted to the Pension Benefit Guaranty Corporation (“PBGC”). With PBGC’s approval, proceedings to terminate the Plan started in 2021 and concluded in 2022.

Supplemental Executive Retirement Plan

2022 IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $290,000 and the annual benefit is limited to $230,000. The SERP benefits are substantially equal to the difference between the total benefit accrued under the Retirement Plan and the amount of benefit the Retirement Plan is permitted to provide under the statutory limits on benefits and earnings. The benefits are unfunded and paid out of our general assets. SERP benefits (other than interest credit accruals) froze in a similar manner to the freeze to the Retirement Plan in January 2019.

The SERP provides for benefits accrued on or after January 1, 2005 to be payable in a lump sum on the date that is six months following termination of employment. Benefits accrued before that date are payable at the same time and in the same form as under the Retirement Plan. SERP benefits may be reduced to reflect early commencement of benefits before age 65. The SERP was closed to new entrants effective January 1, 2017.

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COMPENSATION TABLES

2022 Pension Benefits

The following table shows the present value of accumulated pension benefits that Mr. Green is eligible to receive under the SERP. As noted above, the Retirement Plan was terminated. The other NEOs are not eligible for and did not accrue benefits under either plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, form of payment election, applicable interest rates and regulatory changes.

		Number of Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Fiscal Year ($)(3)
Eric M. Green	Retirement Plan	8	—	69,610
	SERP	8	245,739	—
			245,739	69,610

(1)	Equals the number of full years of credited service as of December 31, 2022. Credited service generally begins with a participant’s hire date and ends with the date of employment termination.
(2)	The present value assumes that Mr. Green retires at age 65 for purposes of the SERP. The assumed cash balance crediting rate is 3.3% in the SERP (crediting rate for Retirement Plan uses prior 5-year average and increased to 3.31% after plan termination date). The discount rate and post-retirement mortality assumptions used in estimating the present values of Mr. Green’s accumulated pension benefit are set forth below.
(3)	Mr. Green received a lump sum distribution of the amount in this column upon the Retirement Plan termination in July 2022.
Interest Rate	Post-retirement Mortality Assumption
2.95%

Mortality assumptions utilize: (1) uni-sex (blended 50% male and 50% female) Society of Actuaries’ (“SOA”) Private Retirement Plans (“Pri-2012”) annuitant mortality tables, (2) the SOA’s MP-2021 mortality improvement scale for lump sum payments, (3) the gender-specific Pri-2012 annuitant mortality tables, and (4) the MP-2021 mortality improvement scale for annuity payments. The form of payment assumption is 60% lump sum and 40% annuity payments.

2022 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated team members to defer up to 100% of salary and cash bonus. Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan.

With respect to team member contributions made before 2019, we matched them at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%, and employer matching contributions are 100% vested. Matching contributions ceased effective January 1, 2019. A non-elective contribution is also made on behalf of participants who exceed the applicable Code limits. Before 2019, participants were eligible to defer payout of annual bonus shares. We contributed one restricted incentive share for each four bonus shares deferred. PSUs remain eligible for deferral.

Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death or disability, if earlier. During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for DEUs. All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral. A participant may choose to defer these amounts to another date or until termination. Matching contributions are only distributed on termination. Participants may elect to receive distributions on termination in a cash or stock lump sum or up to ten annual installments.

Information regarding NEO’s account balances in the Employee Deferred Compensation Plan is below.

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COMPENSATION TABLES

2022 Nonqualified Deferred Compensation

		Registrant
		Contributions	Aggregate	Aggregate
	Executive Contributions	in	Earnings in Last	Balance at Last
Name	in Last FY ($)(1)	Last FY ($)(2)	FY ($)(3)	FYE ($)(4)
Eric M. Green	0	90,711	(99,026)	385,881
Bernard J. Birkett	0	34,673	(20,858)	154,857
Silji Abraham	0	22,814	(26,378)	163,908
Kimberly B. MacKay	0	18,652	(413)	22,438
Cindy Reiss-Clark	64,830	16,970	(9,504)	98,318

(1)	The amounts reported in this column are reflected in this year’s Salary column of the Summary Compensation Table (“SCT”).
(2)	These amounts reflect non-elective contributions made on behalf of participants who exceeded the applicable Code limits in the Employee Deferred Compensation Plan.
(3)	These amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan, net of any distributions or transfers.
(4)	The total balance includes amounts contributed for prior years which have all been previously reported in the SCT for the year those amounts were deferred.

Payments on Disability

Each current NEO has long-term disability coverage, which is available to all eligible U.S. team members. The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit. Eligible U.S. team members will earn cash balance pay credits until 2019. Team members who are vested in our Retirement Plan also receive continued medical coverage while on disability. Deferred compensation is payable according to the executive’s election. Outstanding unvested stock options granted annually under our LTIP would be forfeited and outstanding vested stock options would be exercisable for the term of the option. Outstanding PSUs and unvested incentive shares would be forfeited when a team member becomes disabled. Lastly, the new hire and recognition RSUs and options granted to Mr. Birkett and Mr. Abraham will vest upon disability.

Payments on Death

Each current U.S.-based NEO has group life insurance benefits that are available to all eligible U.S. team members. The benefit is equal to one year’s salary with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO. Deferred compensation is payable according to the executive’s election on file. Outstanding unvested stock options granted annually under our LTIP, PSUs and incentive shares would be forfeited, and outstanding vested stock options would become exercisable for the term of the option.

The new hire and recognition stock, RSUs and/or options granted to Mr. Birkett and Mr. Abraham will also vest upon death.

Estimated Payments Following Termination

We have an agreement with Mr. Green that entitles him to severance benefits on certain types of employment terminations not related to a CIC. All other NEOs are not covered by an employment agreement, but are eligible for the Company’s U.S.-based severance plan and consistent with those for all U.S. salaried team members, with the severance benefit dependent upon years of service and job level. For officers, the severance payment is equal to one year’s salary and benefits continuation at active participant rates, provided the officer has a minimum of one year of service. In addition, all team members are eligible for job transition assistance. To receive benefits under the plan, team members must agree to certain restrictive covenants and a waiver of all claims against West.

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COMPENSATION TABLES

Mr. Green

Mr. Green has an employment agreement that entitles him to continuation of his salary and welfare benefits at active team member rates for a period of 12 months if he is terminated involuntarily other than for “Cause” or the Company gives notice to Mr. Green that it will not renew the term of his employment under the agreement. Mr. Green’s employment agreement does not entitle him to severance payments or continued benefits if his employment is terminated for Cause or because of his death or disability (except as described above).

“Cause” means any willful failure by Mr. Green to perform his duties or responsibilities or comply with any valid and legal directives of the Board; act of fraud; embezzlement; theft or misappropriation of the funds of the Company by Mr. Green; or Mr. Green’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft, or misrepresentation; Mr. Green’s engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; Mr. Green’s breach of any material obligation of any written agreement with the Company; or a material violation of a rule, policy, regulation, or guideline imposed by the Company or a regulatory body.

The obligation to pay severance is contingent on Mr. Green’s execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Other NEOs

The RSUs that Mr. Birkett received as a new hire award will vest: (1) in the event of termination other than for Cause; or (2) due to Good Reason. The definitions of “Cause” and “Good Reason” are substantially the same for all three awards. The RSUs that Mr. Abraham received will only vest early upon death or disability.

“Cause” means (1) an act or acts of dishonesty taken by an NEO; (2) repeated failure by an NEO to perform his or her duties and obligations, which are demonstrably willful and deliberate on the NEO’s part and which are not remedied after the receipt of written notice from the Company; (3) the NEO’s conviction of a felony; or (4) the NEO’s intentional breach of the COC, which is materially and demonstrably injurious to the Company.

“Good Reason” means the occurrence of any of the following without the NEO’s consent: (1) a material diminution in the NEO’s base salary; (2) a material reduction in the NEO’s duties, authority or responsibilities relative to the NEO’s duties, authority and responsibilities in effect immediately prior to such reduction; or (3) the relocation of the NEO’s principal place of employment in a manner that lengthens by fifty (50) or more miles the NEO’s one-way commuting distance to the NEO’s place of employment; provided that a termination shall only be for Good Reason if: (a) within forty-five (45) calendar days of the initial existence of Good Reason, the NEO provides written notice of Good Reason to the Company; (b) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (c) the NEO terminates employment within sixty (60) calendar days after the expiration of such 30-day remedy period.

Estimated Additional Severance Payments

The table below reflects amounts that eligible executives would receive on termination of employment for certain reasons, other than following a CIC. No NEO will receive any enhanced benefit because of a termination for Cause. The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried team members, including equity acceleration values to the extent they apply to all LTIP participants. Under the severance plan, effective

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COMPENSATION TABLES

January 1, 2022, severance payments for all NEOs except Mr. Green are equal to one years’ salary and benefits continuation at active participant rates provided the officer has a minimum of one year of service.

		Cash	Continuation of	Vesting of
Name	Event	Severance	Welfare Benefits(1)	Unvested Equity	Total
Eric M. Green	Involuntary (no Cause) or Good Reason	1,110,000	18,349	0	1,128,349
Bernard J. Birkett	Involuntary (no Cause) or Good Reason	665,000	0	0	665,000
Silji Abraham	Involuntary (no Cause) or Good Reason	500,000	0	0	500,000
Kimberly B. MacKay	Involuntary (no Cause) or Good Reason	455,000	0	0	455,000
Cindy Reiss-Clark	Involuntary (no Cause) or Good Reason	450,000	0	0	450,000

(1)	This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under Mr. Green’s agreement.

Payments on Termination in Connection with a Change-in-Control

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a CIC.

All currently employed NEOs except Mr. Green have CIC Agreements that are substantially similar and include the following:

●	Cash severance pay equal to two times the sum of the executive’s highest annual base salary in effect during the year of termination and their target bonus immediately preceding the CIC
●	Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment
●	Payment of short-term incentive compensation with respect to the period during which the termination occurs at target levels, prorated for number of days worked in the year
●	Immediate vesting of all unvested stock options, stock appreciation rights (“SARs”), shares of stock, stock units, and other equity-based awards at target levels
●	Continued medical, dental, life, and other benefits for 24 months after termination of the executive’s employment, or until his or her retirement or eligibility for similar benefits with a new employer
●	Payments will be reduced below the applicable threshold in the Code if the NEO would be in a better after-tax position than if the excise tax under Section 4999 of the Code applied
●	Outplacement assistance up to $50,000

The severance payments are payable in monthly installments and if the executive is a key employee at the time of his/her termination, payments will be delayed six months to the extent required by applicable tax law.

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COMPENSATION TABLES

Employment terminations that entitle these executives to receive the severance benefits under a CIC consist of: (1) resignation following a constructive termination of his or her employment; or (2) employment termination other than due to death, disability, continuous willful misconduct, or normal retirement. These terminations must occur within two years after a CIC.

To receive the severance benefits under the agreement, an executive must agree not to be employed by any of the Company’s competitors or compete with the Company in any part of the United States for up to two years following employment termination for any reason and execute a release of claims in favor of the Company.

Mr. Green has a separate employment agreement, with CIC provisions that are substantially similar to the provisions contained in the other NEO agreements except for the following:

●	His payment is two times the sum of his annual base salary plus average of his bonus over the prior three years
●	36-months of benefit continuation instead of 24 months
●	Mr. Green’s benefits may be reduced in the event he retires
●	His agreement does not contain specific language regarding the satisfaction of performance goals for incentive compensation, or a payout of the short-term incentive compensation for the year of termination
●	The definition of a CIC set forth below requires a change in two-thirds of our Board members rather than three-fourths
●	The definition of “Cause” and “Constructive Termination,” which is called “Good Reason,” are slightly different and set forth in his employment agreement, which is described under Post-Employment Compensation Arrangements on page 63

Definitions used in the CIC Agreements

The definitions below apply to all agreements, except as specifically noted above for Mr. Green.

Definition of “Change-in-Control.” For each agreement, a CIC includes any of the following:

●	Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities
●	An acquisition, sale, merger, or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock
●	A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period
●	Any event requiring a reporting of a CIC pursuant to the regulations under SEC Form 8-K
●	Execution of an agreement with us, which if consummated, would result in any of the above events

Definition of “Cause.” Cause generally includes:

●	Acts of dishonesty
●	Repeated failure to perform duties which are demonstrably and deliberate and not remedied after receipt of notice
●	Conviction of a felony
●	Intentional breach of our COC, which is materially and demonstrably injurious to the Company

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COMPENSATION TABLES

Definition of “Constructive Termination.” A “Constructive Termination” generally includes any of the following actions taken by the Company without the executive’s written consent following a CIC:

●	Significantly reducing or diminishing the nature or scope of the executive’s authority or duties including reporting to someone whose scope of authority is diminished
●	Materially reducing the executive’s annual salary or incentive compensation opportunities
●	Failure of a successor to assume the agreement
●	Changing the executive’s principal office location by more than 50 miles
●	Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar to the benefits provided as of the date of the agreement
●	Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement

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COMPENSATION TABLES

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a CIC under existing contracts, agreements, plans, or arrangements. The amounts assume a December 31, 2022 termination date and use the closing price of our common stock as of that date, $235.35. All the values in the table are in U.S. Dollars. Based on current assumptions, modifications to payments are not needed related to golden parachute excise tax.

			Vesting of
	Aggregate		Restricted	Vesting of	Vesting of	Welfare
	Severance	PSU	Stock	Stock	Matching	Benefits	Outplacement
	Pay(1)	Acceleration(2)	RSUs(3)	Options(4)	Contributions(5)	Continuation(6)	Assistance(7)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)
Eric M. Green	5,846,672	7,360,994	—	—	—	36,348	50,000	13,294,014
Bernard J. Birkett	2,946,125	1,990,987	18,315	—	—	37,548	50,000	5,042,975
Silji Abraham	2,140,522	804,681	653,332	—	—	1,330	50,000	3,649,865
Kimberly B.	1,863,052	492,902	—	—	12,218	36,672	50,000	2,454,845
MacKay
Cindy Reiss-	1,764,396	569,215	—	—	—	25,640	50,000	2,409,251

(1)	For Mr. Green, the aggregate severance pay amount represents two times the sum of the executive’s (a) highest annual base salary in effect during his year of termination and (b) the average of his bonus payout in the three years preceding the CIC (the “Severance Basis”). For all other NEOs, the bonus component of the Severance Basis is equal to their target bonus in the year of termination, and the aggregate severance pay is two times the Severance Basis.
(2)	This amount represents the payout of all outstanding PSU awards on a change-in-control at the target payout.
(3)	This amount represents the value of all unvested restricted awards, which would become vested on a change-in-control (whether or not the awards were deferred).
(4)	This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2022, minus the per-share exercise price of all unvested stock options for each executive multiplied by the number of unvested options as of December 31, 2022.
(5)	This amount represents the vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of December 31, 2022.
(6)	This amount represents the employer portion of the premiums for medical, dental and life insurance coverage for 24 months.
(7)	This amount estimates the cost of providing outplacement assistance.

CEO Pay Ratio

Applicable SEC rules require the disclosure of our median team member’s pay and the ratio of that pay to our CEO’s pay. Our CEO pay ratio and the underlying compensation and team member count data are reasonable estimates calculated consistent with applicable SEC guidance governing the use of estimates, adjustments and statistical sampling permitted by the SEC.

The median team member’s identity was determined as of December 2020, and we used “base pay” as our compensation definition, which we then calculated as annual base pay based on a reasonable estimate of hours worked during 2020 for hourly workers, and upon salary levels for the remaining team members. We did not utilize cost-of-living adjustments. We annualized pay for those who commenced work during 2020. We used a valid statistical sampling methodology to identify the base pay for the median worker. In addition, in selecting the median worker, as permitted by applicable SEC regulations, we used our global employment roster as of November 30, 2020, but excluded all team members in the following countries (with the number of team members excluded in parentheses): Australia (3), Argentina (6), Italy (10), Spain (5), and Serbia (374). As of November 30, 2020, total number of team members was 9,175, with U.S. team members totaling 4,061 and foreign team members totaling 5,114. As of December 31, 2022, the total number of team members was 10,769, with U.S. team members totaling 4,766 and foreign team members totaling 6,003.

Mr. Green’s 2022 pay, as indicated in our 2022 Summary Compensation Table was $7,785,232 and our median team member’s pay calculated in the same manner was $60,629. The ratio of Mr. Green’s pay to our median worker’s pay as determined under applicable SEC rules, therefore, is: 128:1.

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COMPENSATION TABLES

Pay Versus Performance

As required by Item 402(v) of SEC Regulation S-K (“Item 401(v)”), the following table, footnotes and discussion provide “Pay versus Performance” information for the last three fiscal years for our Principal Executive Officer (“PEO”) and other proscribed NEOs. The information provided below was not considered by the Compensation Committee in structuring or determining compensation for our NEOs. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement (page 44) for more information regarding our executive compensation program.

			Average
			Summary
	Summary		Compensation	Average	Value of Initial Fixed $100
	Compensation		Table	Compensation	Investment Based on:
	Table	Compensation	Total for	Actually Paid to	West Total	Peer Group Total
	Total for	Actually Paid to	Non-PEO	Non-PEO	Shareholder	Shareholder	Net Income	Revenue
Year	PEO ($)(1)	PEO ($)(1,2,3)	NEOs ($)(1)	NEOs ($)(1,2,3)	Return ($)	Return ($)(4)	(GAAP)($MM)	($MM) (5)
2022	7,785,232	(12,193,086)	1,709,850	(695,069)	140	158	586	2,887
2021	9,467,111	35,089,629	1,998,585	5,071,519	143	314	662	2,832
2020	7,642,296	30,515,658	1,873,373	5,653,613	113	189	346	2,147

(1)	For each year represented, our PEO and NEOs were as follows:

Officer	2022	2021	2020
PEO	Eric Green	Eric Green	Eric Green
NEO	Bernard J. Birkett	Bernard J. Birkett	Bernard J. Birkett
NEO	Silji Abraham	Silji Abraham	Silji Abraham
NEO	Kimberly B. MacKay	David Montecalvo	David Montecalvo
NEO	Cindy Reiss-Clark	Kimberly B. MacKay	George Miller

(2)	Amounts shown for Compensation “Actually Paid” are computed in accordance with Item 402(v) and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the Summary Compensation Table with certain adjustments as described in footnote (3) below.
(3)	Compensation “Actually Paid” reflects the exclusions and inclusions of equity awards for the PEO and the other NEOs as set forth below and calculated in accordance with FASB ASC Topic 718. The valuation methodologies and assumptions used to calculate Compensation “Actually Paid” are based on our grant date fair value of these awards as disclosed in the company’s audited financial statements for the years reflected in the table below.

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COMPENSATION TABLES

Summary Compensation Table Total to Compensation “Actually Paid”

Reconciliation for the PEO and Non-PEO NEOs

	Calculation for PEO			Calculation for Average of Non-PEO NEOs
Calculation(1) of Compensation “Actually Paid”	2020 ($)	2021 ($)	2022 ($)	2020 ($)	2021 ($)	2022 ($)
SCT Total Compensation	7,642,296	9,467,111	7,785,232	1,873,373	1,998,585	1,709,850
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(4,500,154)	(5,500,108)	(6,000,281)	(799,992)	(762,613)	(987,595)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year	10,107,843	12,288,155	4,429,188	1,833,089	1,509,999	734,313
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	16,240,432	19,186,892	(13,183,737)	2,609,379	2,238,405	(1,598,040)
Change in Fair Value of Stock and Options Awards from Prior Years that Vested in the Covered year	979,621	(346,776)	(5,103,659)	137,764	87,143	(553,597)
Less: Aggregate Change in Actuarial Present Value of Pension Benefits	45,620	(5,645)	(119,829)	—	—	—
Compensation “Actually Paid”	30,515,658	35,089,629	(12,193,086)	5,653,613	5,071,519	(695,069)

(1)	For the PEO and other NEOs, for each covered year, service cost and prior service cost of pension benefits equals $0, fair value of awards that are granted and vest in the same covered fiscal year equals $0, and fair value of awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the covered fiscal year equals $0.

Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted share unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of year-end and as of the date of vest. Time-based restricted share unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each vesting date in accordance with Item 402(v). The aggregate change in actuarial present value of accumulated benefit under pension plans reflects the amount reported for the applicable year in the SCT.

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COMPENSATION TABLES

(4)	Reflects total shareholder return indexed to $100 per share for West and the S&P 500 Health Care Index (“Peer Group”), which is the industry line peer group reported in our 2022 Form 10-K. For each reporting year, TSR is measured as follows:

Reporting Year	Beginning	End	Number of Years
2022	1/2/2020	12/31/2022	3
2021	1/2/2020	12/31/2021	2
2020	1/2/2020	12/31/2020	1

(5)	Pursuant to Item 402(v), we determined West’s revenue to be the most important financial performance measure used to link Company performance to Compensation “Actually Paid” to our PEO and other NEOs, and this is designated as our Company-Selected Measure for 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020, and we may determine a different financial performance measure to be the most important such measure in future years.

2022 Tabular List of Most Important Financial and Non-Financial Performance Measures

Listed below are the financial and non-financial performance measures which in our assessment represent the most important performance measures we used during 2022 to link Compensation “Actually Paid” to our PEO and other NEOs to company performance.

Most Important Performance Measures
Earnings per Share
Revenue
Operating Cash Flow
Consolidated Gross Profit
Sales Compounded Annual Growth Rate
Return on Invested Capital

Relationship Between Pay and Performance

A full description of the selection of our criteria, additional detail regarding the elements of our executive compensation design and the linkage of pay-and-performance reviewed by our Compensation Committee is discussed in our Compensation Discussion and Analysis above. We believe our analysis demonstrates our pay-for-performance philosophy, which creates long-term value and benefits our shareholders. Item 402(v) relies heavily on stock pricing on particular dates and, as those values change considerably, could lead to different results depending on these fluctuations. As required by Item 402(v), the following charts set forth the relationship between Compensation “Actually Paid” to our PEO, the average of Compensation “Actually Paid” to our other NEOs, and the Company’s cumulative TSR, S&P 500 Health Care Index, Net Income, and Revenue over the three-year period from 2020 through 2022, each as set forth in the

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COMPENSATION TABLES

Table above. As presented in the Pay versus Performance table above, 2022 CAP values for the PEO and Average NEO are negative. For purposes of the below graphical comparisons, we have reflected 2022 CAP as $0.

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PROPOSAL 2

Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation

At our 2022 Annual Meeting, our advisory vote on executive pay was approved by 93.2% of the votes cast. The Board of Directors and its Compensation Committee believed this to be a confirmation that our executive pay accurately and appropriately rewards performance. Previously, a majority of our shareholders approved holding an advisory vote on executive compensation annually. Therefore, we are seeking an advisory vote approving executive compensation again this year.

As described more fully in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals. The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee. However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the NEOs. We encourage shareholders to review the Compensation Discussion and Analysis section of this Proxy Statement, for details regarding our executive compensation program.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2023 Annual Meeting:

“RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the ‘Company’) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the Company’s Named Executive Officer compensation, as stated in the above resolution.

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INDEPENDENT AUDITORS AND FEES

Independent Auditors and Fees

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for 2022 and 2021. All the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, and the de minimis exception discussed below.

Type of Fees	2022	2021
Audit Fees	$3,900,000	$3,556,000
Audit-Related Fees	13,200	14,200
Tax Fees	59,500	56,000
All Other Fees	57,200	10,500
Total	$4,029,900	$3,636,700

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to Mr. Birkett and Chad Winters, our Chief Accounting Officer, with the Audit Committee Chair’s approval, to engage PwC to perform services of less than $10,000 so long as the provision of those services would not impact the independence of PwC. Additionally, the Committee requires that Mr. Birkett and Mr. Winters report at each meeting regarding the nature and amount of any such services that we have retained. This revised process preserves independence with our registered public accounting firm, while permitting Management the flexibility to use that firm for non-audit fees and services. Subject to a de minimis exception for non-audit services set forth in applicable rules of the SEC, all other services performed by the independent registered public accounting firm and related fees are submitted to the Audit Committee in advance for its approval. Those services must fall within one of the four categories discussed below.

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories. The percentage of fees in this category that were approved by the Audit Committee under the de minimis exception was less than 1% of the total fees for 2022.

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AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. PwC, the Company’s independent registered public accounting firm, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Management and PwC the audited financial statements for the year ended December 31, 2022, Management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PwC the matters that are required to be discussed pursuant to the Public Company Accounting Oversight Board’s Auditing Standard No. 131—Communications with Audit Committees. PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its Management. Based on the considerations and discussions referred to above, the current members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2022 be included in the Company’s 2022 Annual Report on Form 10K.

Audit Committee

Thomas W. Hofmann, Chair William F. Feehery Deborah L. V. Keller Douglas A. Michels Paolo Pucci

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PROPOSAL 3

Proposal 3 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. This Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

As part of this review, the Audit Committee reviews PwC’s capabilities and costs, including consideration of non-audit fees and services. Based on this review, the Audit Committee has determined that PwC has performed well, in a cost-effective manner, has a longstanding institutional memory, acts independently of Management and provides critical input to the Audit Committee. The Committee also considers the impact of changing auditors when assessing whether to retain the current auditor. Therefore, the Audit Committee has appointed PwC as our independent registered public accounting firm for 2023. Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC. Representatives of PwC will be present at the 2023 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.

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PROPOSAL 4

Proposal 4 — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

Our shareholders are permitted by Federal law to indicate how frequently we should seek an advisory vote on the compensation of our NEOs (as described in Proposal 2). By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two or three years.

The frequency of the executive compensation vote is advisory only and is non-binding; however, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.

After careful consideration of this Proposal, our Board has determined that an annual advisory shareholder vote on executive compensation is the most appropriate for us and, therefore, our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In making its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in this Proxy Statement on the most frequent basis. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by the shareholders. However, because this vote is advisory only and not binding on the Board or us, the Board may decide that it is in the best interests of our shareholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board unanimously recommends that an advisory vote on executive compensation be held every ONE year.

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PROPOSAL 5

Proposal 5 — Shareholder proposal entitled “Fair Elections”

We received the following shareholder proposal (the “Proposal”) from Myra K. Young (the “Proponent”), 9295 Yorkship Court, Elk Grove, California 95758, the beneficial owner of 40 shares of our common stock. The Proponent has requested that we include the Proposal and supporting statement (the “Supporting Statement”) in this Proxy Statement and, if properly presented, the Proposal will be voted on at the annual meeting. This Proposal and Supporting Statement, as submitted by Ms. Young, are quoted verbatim in italics below. We and the Board disclaim any responsibility for the content of the Proposal and the Supporting Statement.

The Board opposes adoption of the Proposal and asks shareholders to review the Board’s response, which follows the Proponent’s Proposal.

FOR Shareholder Rights

NOTE: The graphic above was submitted as part of the shareholder’s proposal.

Proposal 5 - Fair Elections

Resolved

Myra K. Young and other shareholders request that directors of West Pharmaceutical Services Inc. ("Company") amend its bylaws to include the following language:

Shareholder approval is required for any advance notice bylaw amendments that:

1.	require the nomination of candidates more than 90 days before the annual meeting,
2.	impose new disclosure requirements for director nominees, including disclosures related to past and future plans, or
3.	require nominating shareholders to disclose limited partners or business associates, except to the extent such investors own more than 5% of the Company's shares.

Supporting Statement

Under SEC Rule 14a-19, the universal proxy card must include all director nominees presented by management and shareholders for election.1 Although the Rule implies each side's nominees must be grouped together and clearly identified as such, in a fair and impartial manner, most rules for director elections are set in company bylaws.

For Rule 14a-19 to be implemented equitably, boards must not undertake bylaw amendments that deter legitimate efforts by shareholders to submit nominees. The bylaw amendments set forth in the proposed resolution would presumptively deter legitimate use of Rule 14a-19 by deterring legitimate efforts by shareholders to seek board representation through a proxy contest.

1 https://www.ecfr.gov/current/title-17/chapter-Il/part-240/section-240.14a-19

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PROPOSAL 5

The power to amend bylaws is shared by directors and shareholders. Although directors have the power to adopt bylaw amendments, shareholders have the power to check that authority by repealing board-adopted bylaws. Directors should not amend the bylaws in ways that inequitably restrict shareholders' right to nominate directors. This resolution simply asks the board to commit not to amend the bylaws to deter legitimate efforts to seek board representation, without submitting such amendments to shareholders. We urge the Board not to further amend its advance notice bylaws until shareholders have at least voted on this proposal.

Bloomberg's Matt Levine speculates bylaws might require disclosure submissions "on paper woven from unicorns' manes,"2 with requirements waived for the board's nominees. While Mr. Levine depicts humorous and exaggerated possibilities, some companies are adopting amendments clearly designed to discourage fair elections.

Directors of at least one company (Masimo Corp.) recently adopted bylaw amendments that could deter legitimate efforts by shareholders to seek board representation through a proxy contest. Masimo's advance notice bylaws "resemble the 'nuclear option' and offers a case study in how rational governance devices can become unduly weaponized, writes Lawrence Cunningham.3 Directors of other companies are considering similar proposals.

To ensure shareholders can vote on any proposal that would impose inequitable restrictions, we urge a vote FOR Fair Elections.

To Enhance Shareholder Value, Vote FOR

Fair Elections - Proposal 5

Board of Directors Statement in Opposition

Our Board has carefully reviewed and considered this Proposal and recommends a vote AGAINST it because it is:

●	An infringement on the Board’s crucial governance role
●	Inconsistent with the intentions of the Pennsylvania law
●	Unnecessary and not in the best interests of shareholders, and
●	Imprecise, which makes it extremely difficult to implement in a way consistent with shareholder expectations.

The Board remains committed to strong corporate governance practices and responsiveness to shareholders through regular dialogue. The Board also believes in maintaining policies and practices that serve the best interests of all shareholders and regularly evaluates these policies and practices.

Infringes on Board’s Governance Role

If approved, the Proposal would restrict our Board’s central role in establishing West’s corporate governance practices and limit the ability of our Board to exercise its fiduciary duties to act in the best interest of West and its constituents.

Our Board is responsible for managing the business and affairs of the corporation and unlike shareholders, each of our directors owe fiduciary duties to the corporation that require them to take all actions that they reasonably determine are in West’s best interests and the best interests of West’s stakeholders. The Proposal asks the Board to adopt a new bylaw that would require any future bylaw amendments regarding certain advance notice to be approved by a vote of our shareholders under all circumstances, imposing improper and overbroad limitations on the Board's ability to manage our business and affairs. This potentially prevents our directors from being able to properly and timely discharge their fiduciary duties when considering a wide range of potential corporate action.

Board-adopted corporate bylaws protect corporations against potential threats to their long-term strategy and help to create and defend long-term shareholder value by allowing directors and management to focus on the long-term health and growth of the corporation rather than short-term financial performance. The Proposal would put the Board and West at a substantial disadvantage as compared to other public companies and would result in far less transparency. For example, the Proposal likely would limit the Board’s ability to properly consider potential Board nominees by effectively imposing limitations on the Board’s ability to properly interview and assess the candidacy and appropriateness of potential

2 https://www.bloomberg.com/opinion/articles/2022-10-27/credit-suisse-gives-first-boston-gets-a-second-chance?sref=a7KhiWzs

3 https://corpgov.law.harvard.edu/2022/10/23/the-hottest-front-in-the-takeover-battles-advance-notice-bylaws/

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PROPOSAL 5

Board candidates to be voted on by the shareholders. We believe that the current construct of our bylaws and our corporate governance practices, which are consistent with that of many other public companies, are equitable, fair, reasonable and appropriately aligned with our long-term shareholders’ interests.

State Law Concerns

The Proposal also fails to consider certain critical aspects of Pennsylvania law. This is an emerging area of law which appears to have been generated by the SEC’s recently adopted universal proxy card rules as noted above by the Proponent. Therefore, bylaw restrictions like those of the Proposal do not appear to have been directly addressed by Pennsylvania courts yet. However, in many states, including Delaware, a shareholder proposal that attempts to eliminate or modify the Board’s ability to amend the bylaws violates applicable state law. Delaware has developed one of the most respected bodies of corporate law and where an issue is not addressed by state statute, other courts, such as those in Pennsylvania, will often look to Delaware to see how an issue is addressed. In this case, a substantially similar shareholder proposal to the Proposal was submitted to a Delaware corporation and recently withdrawn, likely because it conflicts with Delaware laws that are similar to Pennsylvania’s laws. Pennsylvania, like Delaware, expressly recognizes the central role of the board of directors in establishing the corporate governance practices of a corporation with publicly-traded securities and protecting long-term shareholder value.

Moreover, Pennsylvania statutes include various default rules that restrict or eliminate governance rights that are available to corporate shareholders in other states. For example, shareholders in a publicly-traded Pennsylvania corporation are generally prohibited from calling special meetings of shareholders, acting by less than unanimous written consent or proposing amendments to the articles of incorporation. Importantly, shareholders of a Pennsylvania corporation like West are prohibited from adopting a bylaw that would vary the authority or powers of the board without their approval, expressly codifying the board’s vital role in establishing corporate governance practices. The Pennsylvania legislature has also indicated that these limitations are “considered more appropriate for publicly-traded corporations.” The Proposal attempts to circumvent this restriction by instead making a “request" that the Board amend the Bylaws. As mentioned above, we believe the Proposal directly conflicts with the unconditional right of our Board to adopt future bylaw amendments that the Board determines are in the best interest of shareholders.

Necessity of Amendment and Inconsistent with Shareholders’ Interests

We continually evaluate developments in corporate governance and implement appropriate changes to our corporate governance practices that our Board believes are in the best interests of West and its stakeholders. For example, when we voluntarily implemented our advance notice bylaw provisions in 2021, the Board considered, among other things, benchmarking data of S&P 500 companies and our comparable peer companies and then current best practices for advance notice bylaw provisions, which balance all stakeholder interests. Additionally, this is consistent with Pennsylvania law, which expressly provides that corporate bylaws may include a “fair and reasonable procedure for the nomination of candidates for election as directors” and our bylaws permit our Board to adopt such bylaws without shareholder approval.

Imprecision of the Proposal Makes Implementation Unclear

The lack of precision in the Proposal makes it difficult to implement and makes compliance unclear. Additionally, the SEC has indicated a proposal may be materially misleading if it is vague and indefinite when interpretation of the meaning and application of terms and conditions in the Proposal would have to be made without guidance from the text, Proponent or voting shareholders.

If approved, the language of the Proposal would require shareholder approval for any amendment to our advance notice bylaw(s) that, among other things, “impose new disclosure requirements for director nominees, including disclosures related to past and future plans, . . .” (emphasis added). We believe the phrase “past and future plans” is both vague and indefinite, as the meaning of past and future plans could be subject to materially different interpretations by us and shareholders voting on the Proposal, and it is unclear what that phrase modifies. For example, the required disclosure could be interpreted to relate to a director nominee’s “past and future plans” regarding our business operations, which we believe is absolutely critical to evaluate any director nominee. However, when read in conjunction with requirement three of the Proposal’s resolution (i.e., “require nominating shareholders to disclose limited partners to disclose limited partners or business associates, except to the extent such investors own more than 5% of the Company’s shares”), “past and future plans” could be interpreted to relate to a director nominee’s plans regarding West’s securities. If the Proposal is approved, these differing interpretations, among others, could lead to uncertainty as to when we must

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seek shareholder approval of a future amendment to the bylaws. This uncertainty would place West at a distinct disadvantage when faced with, among other things, a potential takeover attempt.

We believe that the term “past and future plans” is so vague and indefinite as to make the Proposal itself materially misleading and these potentially divergent interpretations of the vague language included in the Proposal could result in actions taken by us which do not align with the shareholders’ expectations. Understanding this term is critical because, if the Proposal is approved and the requested bylaw amendment adopted by our Board, the exact words contained in the Proposal would be included in our Bylaws and would create significant legal uncertainty as to the meaning and application of the words “past and future plans.”

Despite these issues, the language of the Proposal leaves our Board with no discretion in its implementation because it requests specific language be added to our Bylaws. The Proposal explicitly requests that the Bylaws “include the following language,” and the Board does not have the ability to effectively alter the language provided in the Proposal. Further, due to the lack of any clarifying language in the Proponent’s supporting statement, if the Board were to take it upon itself to clarify the meaning of “past and future plans,” the Board would be at risk of materially altering the intent of the Proposal and diverging from what was contemplated by the Proponent and/or voting shareholders.

Summary

The Board believes that the implementation of the Proposal is not in the best interest of shareholders or West, is unnecessary given our strong corporate governance practices and policies and fails to consider certain aspects of Pennsylvania law. Further, as discussed above, because the Proposal includes a material term that is so inherently vague or indefinite that the proposal itself is materially misleading and neither the shareholders voting on it, nor us in implementing it (if adopted), would be able to determine with any reasonable certainty exactly what actions or measures the proposal requires.

In conclusion, the Board recommends that you vote AGAINST Proposal 5 because it: (1) infringes on the Board’s governance role; (2) is inconsistent with the intention of Pennsylvania law; (3) is unnecessary and not in the best interest of the shareholders; and (4) is imprecise to the point of making it difficult to implement.

The Board unanimously recommends a vote AGAINST the shareholder proposal entitled “Fair Elections.”

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Voting and Other Information

Shareholders Entitled to Vote

All shareholders of record of our common stock, par value $.25 per share, at the close of business on March 3, 2023, are entitled to receive the Notice and to vote their shares at the meeting. As of that date, 74,269,938 shares of our common stock were outstanding. Each share is entitled to one vote on each matter properly brought to the meeting.

How You Can Vote and Engage in the Virtual Shareholder Meeting

If you are a registered shareholder on the record date, you may vote at the Annual Meeting in any of the following ways:

●	Logging on to www.ProxyVote.com
●	Mailing your signed proxy card or voting instruction card to the address provided
●	Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903

In addition, during the virtual Annual Meeting, you will be permitted to vote by entering your 16-digit digital control number found on your proxy card at the meeting-specific website of www.virtualshareholdermeeting.com/WST2023. Online access to the webcast will open 15 minutes prior to the start of the meeting at 9:30 AM U.S. Eastern Daylight Time on April 25, 2023. We encourage all shareholders to test their connection and to log on to the website early.

If you hold shares of the Company in “Street Name,” please follow the voting instructions of the financial institution at which you have an account holding shares of the Company.

Deadline for Voting.  Mailed proxy and voting instruction cards must be received before the meeting. If you are a registered shareholder and virtually attend the meeting, you may vote as described above. “Street Name” shareholders who wish to vote at the meeting may need to follow the voting process of the institution that holds their shares. The deadline for voting by telephone or www.proxyvote.com is 11:59 PM Eastern Time on April 24, 2023 for shares held directly and by 11:59 PM on April 22, 2023 for shared held in a Plan.

Asking Questions.  The portal chosen by the Company permits the submission of questions and answers by a chat function or through the company-provided operator similar to the process used for our quarterly earnings release investor calls. Questions must be related to the items on the agenda during the Annual Shareholders Meeting, consistent with applicable law and the rules for an orderly meeting which are published in advance of the meeting. Questions that are not related to the agenda item or are asked after the formal meeting concludes will be reviewed and posted on the Company website, www.westpharma.com, as appropriate. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/WST2023.

How Your Shares Will Be Voted

In each case, for registered shareholders, your shares will be voted as you instruct. If you return a signed proxy card, but do not provide voting instructions, your shares will be voted FOR Proposals 1, 2 and 3, for every one year for Proposal 4 and AGAINST Proposal 5. You may revoke or change your vote any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. Attendance at the meeting will not by itself revoke a previously granted proxy. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “Street Name.” Please refer to “Broker Voting and Votes Required” below to determine how these shares will be counted for each proposal.

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Plan Participants.  Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the West Contract Manufacturing Savings and Retirement Plan have been added to your other holdings on your proxy card.

Your completed proxy card serves as voting instructions to the trustee of those plans. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, all as described on the enclosed proxy card.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Broker Voting and Votes Required

For holders in “Street Name,” the Notice would have been made available to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available to you or by following their instructions for voting on the Internet. A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on an item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Although there is no controlling precedent under Pennsylvania law regarding the treatment of broker non-votes in certain circumstances, we intend to apply the principles outlined in the table below:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 — Election of Directors	As this is an uncontested election, the number of votes for a director must exceed the number of votes against a director	Abstentions and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 3 — Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2023	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes are not expected as this is a routine matter within the meaning of applicable NYSE rules	Yes
Proposal 4 — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	Plurality of the votes cast	Abstentions and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 5 — Shareholder proposal entitled “Fair Elections”	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be considered in determining the outcome of the proposal	No

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Proxy Solicitation. We do not expect to incur any proxy solicitation costs through any third-party firms in 2023.

Quorum

We must have a quorum to conduct business at the 2023 Annual Meeting. A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote. For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

Electronic Availability of Proxy Statement and Annual Report

We are pleased to be distributing our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the SEC. This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares.

On March 15, 2023, we mailed a “Notice of Internet Availability” to participating shareholders, which contains instructions on how to access the proxy materials on the Internet.

If you would like to receive a printed copy of our proxy materials, we will send you one free of charge. Instructions for requesting such materials are included in the Notice.

This Proxy Statement and our 2022 Annual Report are available at:

www.westpharma.com/investors/financial

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Mailings to Multiple Shareholders at the Same Address

We have adopted a procedure called “householding” for making the Proxy Statement and the 2022 Annual Report available. Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.

We will continue to make a proxy card available to each shareholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, please contact us in writing or by telephone: Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341, (610) 594-3319.

2022 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2022 are included in our 2022 Annual Report, which we will make available to shareholders at the same time as this Proxy Statement. Our 2022 Annual Report and this Proxy Statement are available from the SEC at its website at www.sec.gov and are posted on our website at www.westpharma.com/investors/financial. If you do not have access to the Internet or have not received a copy of our 2022 Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Delinquent Section 16(a) Reports

Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person complied with all reporting requirements for 2022, except the two discussed below.

Due to an administrative error, Mr. Green filed a late Form 4 on December 8, 2022 relating to the exercising of stock options that occurred on December 5, 2022. Also due to an administrative error, Charles Witherspoon, Vice President and Treasurer, filed a Form 3 on April 12, 2022, although it was required by March 31, 2022.

Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2024 Annual Meeting, the proposal must be received by us at our principal executive offices by November 16, 2023 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing and should be mailed by certified mail, return receipt requested to: West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Our Bylaws set forth procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of shareholders without seeking access to our proxy materials. Nominations for director nominees or an item of business to be conducted without seeking access to our proxy materials must be submitted in writing to the Corporate Secretary of the Company at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341 and should be mailed by certified mail, return receipt requested. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2024 Annual Meeting not less than 120 days nor more than 150 days prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting. If, however, we fail to disclose the date of next year’s meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event, later than four days before the meeting date).

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VOTING AND OTHER INFORMATION

Additionally, pursuant to the proxy access provisions of our amended and restated Bylaws, a holder (or a group of not more than 20 holders) of at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of Directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in our Bylaws, including by providing the Secretary of the Company with advance notice of the nomination not less than 120 days nor more than 150 days prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting.

In each case, whether seeking access to our proxy materials or not, the nomination must contain information about the nominees as specified in our Bylaws, and the notice must include the information specified in our Bylaws, including, but not limited to, information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

Universal Proxy Rules.  To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2024. This means that the requirements of the SEC’s universal proxy rule must be satisfied in addition to the requirements of our Bylaws if a shareholder intends to solicit proxies in support of nominees other than those of the Company. Such notice may be mailed to the Corporate Secretary at the address above.

Except as otherwise required by law, the Chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws. You may obtain a copy of our Bylaws by contacting our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Other Matters

The Board of Directors is not aware of any other matters that will be presented at the 2023 Annual Meeting, and our Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us before December 15, 2022. However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

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2 0 2 2

Business at a Glance

ANNUAL COMPARISON

Sustained, Consistent Growth

CONSTANT CURRENCY
CAGR 15.5%
REPORTED
CAGR 13.9%
$1.72 BILLION
$2.89 BILLION
2018
2019
2020
2021
2022

NET SALES

ADJUSTED DILUTED EPS
CAGR 32.2%
$2.81
$8.58
2018
2019
2020
2021
2022

ADJUSTED-DILUTED EPS[1]
(NON-U.S. GAAP)

600%
500%
400%
300%
200%
100%
NYSE: WST
S&P 500
S&P 500 Health Care Index
2017
2018
2019
2020
2021
2022

COMPARISON OF CUMULATIVE
FIVE-YEAR TOTAL RETURN[2]
(DEC. 31, 2017 – DEC. 31, 2022)

A STRONG FOUNDATION

Well-Positioned for Future Growth

NET SALES BY
GEOGRAPHIC
LOCATION

- 48% Americas
- 43% Europe, Middle East, Africa
- 9% Asia Pacific

NET SALES BY
PRODUCT
CATEGORY

- 55% High-Value Components
- 23% Standard Packaging
- 5% High-Value Delivery Devices
- 17% Contract-Manufactured Products[3]

NET SALES BY
MARKET
GROUP

- 41% Biologics
- 18% Generics
- 24% Pharma
- 17% Contract-Manufactured Products[3]

Your Vote Counts! WEST PHARMACEUTICAL SERVICES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 WEST PHARMACEUTICAL SERVICES, INC. You invested in WEST PHARMACEUTICAL SERVICES, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on April 25, 2023. Vote Virtually at the Meeting* April 25, 2023 9:30 AM EDT Virtually at: www.virtualshareholdermeeting.com/WST2023 *Please check the meeting materials for any special requirements for meeting attendance. Smartphone users Point your camera here and vote without entering a control number V1.1 For complete information and to vote, visit www.ProxyVote.com Control # D97060-P86975 Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 11, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. 2023 Annual Meeting Vote by April 24, 2023 11:59 PM ET. For shares held in a Plan, vote by April 22, 2023 11:59 PM ET.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 1a. Mark A. Buthman	For
1b. William F. Feehery	For
1c. Robert F. Friel	For
1d. Eric M. Green	For
1e. Thomas W. Hofmann	For
1f. Molly E. Joseph	For
1g. Deborah L. V. Keller	For
1h. Myla P. Lai-Goldman	For
1i. Stephen H. Lockhart	For
1j. Douglas A. Michels	For
1k. Paolo Pucci	For
2. Advisory vote to approve named executive officer compensation;	For
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023;	For
4. Advisory vote on the frequency of an advisory vote on executive compensation; and	1 Year
5. Shareholder proposal regarding Fair Elections.	Against

D97061-P86975

THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters. Vote at www.ProxyVote.com Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”. Voting Items Board Recommends D97061-P86975 1. Election of Directors Nominees: 1c. Robert F. Friel 1a. Mark A. Buthman 1d. Eric M. Green 1b. William F. Feehery 1e. Thomas W. Hofmann 1f. Molly E. Joseph 1g. Deborah L. V. Keller 1i. Stephen H. Lockhart 1h. Myla P. Lai-Goldman 1j. Douglas A. Michels 1k. Paolo Pucci 2. Advisory vote to approve named executive officer compensation; 4. Advisory vote on the frequency of an advisory vote on executive compensation; and 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023; 5. Shareholder proposal regarding Fair Elections. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For For For For For For For For For For For For For 1 Year Against